SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

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Filed by a party other than the registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to Rule 14a-12.

FRONTIER OIL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 22, 2010

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to attend the Annual Meeting of Frontier Oil Corporation to be held on Wednesday, April 28, 2010 at 9:00 a.m. (Houston time) in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2009 Annual Report to shareholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 2009.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely,

James R. Gibbs
Chairman of the Board

10000 Memorial Drive, Suite 600   Houston, Texas 77024-3411   (713) 688-9600   fax (713) 688-0616

10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 2010

To Our Shareholders:

The 2010 Annual Meeting of Shareholders of Frontier Oil Corporation (the “Company”) will be held in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas at 9:00 a.m. (Houston time) on Wednesday, April 28, 2010, for the following purposes:

1.	To elect six directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

2.	To approve First Amendment to the Frontier Oil Corporation Omnibus Incentive Compensation Plan.

3.	To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company’s auditors for the year ending December 31, 2010.

4.	To act upon any and all matters incident to the foregoing and to transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote FOR each of the first three proposals set forth above. The accompanying Proxy Statement contains information relating to each of such proposals. The holders of record of the Company’s common stock at the close of business on March 8, 2010 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

Houston, Texas
March 22, 2010

Electronic Availability of Proxy Materials:

We are making this Proxy Statement, including the Notice of Annual Meeting and 2009 Annual Report on Form 10-K for the year ended December 31, 2009, available on the following website: http://investor.shareholder.com/fto/annuals.cfm.

FRONTIER OIL CORPORATION

10000 Memorial Drive, Suite 600

Houston, Texas 77024-3411

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished by the Board of Directors of Frontier Oil Corporation (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 28, 2010, and at any postponement or adjournment thereof.  The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters, which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 22, 2010.

A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Wells Fargo Bank, N.A., Shareowners Services, 161 N. Concord Exchange, S. St. Paul, MN 55075 (“Wells Fargo”) or at the executive offices of the Company, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting on such date.

The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and soliciting of proxies from the shareholders of record. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telephone and personal interview.

VOTING SECURITIES

All shareholders of record as of the close of business on March 8, 2010 are entitled to notice of and to vote at the meeting.  On March 8, 2010, the Company had 105,229,685 shares of common stock, without par value (“Common Stock”), outstanding, excluding Common Stock held by the Company.  The Common Stock is the only class of voting securities of the Company. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date.

The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be postponed or adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

Proposal 1 – Directors are elected by a plurality of the votes cast at the meeting and the six nominees who receive the most votes will be elected.  Please note that the New York Stock Exchange (“NYSE”) rules that guide how brokers vote your stock have changed.  Your brokerage firm or other nominee may no longer vote your shares with respect to Proposal One without specific instructions from you as to how to vote with respect to the election of each of the six nominees for director, because the election of directors is no longer considered a “routine” matter under the NYSE rules.  Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal 2 – To be approved, this proposal regarding approval of an amendment to our equity incentive plan must receive an affirmative majority of the total votes cast with respect to this proposal at the meeting.  Proposal 2 is considered a “non-routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE do not have the authority under those rules to vote their customers’ unvoted shares on Proposal 2 if their customers have not furnished voting instructions within a specified period of time prior to the meeting.  Accordingly, broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal; abstentions will be counted as a vote against this proposal.

Proposal 3 – To be approved, this proposal regarding ratification of the appointment of our accountants must receive an affirmative majority of the total votes cast with respect to this proposal at the meeting.  Proposal 3 is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal 3 if their customers have not furnished voting instructions within a specified period of time prior to the meeting.  Accordingly, broker non-votes represented by submitted proxies will be taken into account in determining the outcome of this proposal; abstentions will be counted as a vote against this proposal.

ANNUAL REPORT

The Company’s 2009 Annual Report on Form 10-K to shareholders, including consolidated financial statements, accompanies this Proxy Statement.  Such annual report does not form any part of the proxy solicitation materials.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 8, 2010, the beneficial ownership of the Company’s Common Stock, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding voting securities, excluding Common Stock held by the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock (1)
FMR LLC 82 Devonshire Street Boston, MA 02109	14,852,387(2)	14.1%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	5,767,071(3)	5.5%
Allianz Global Investors Management Partners LLC(4) Nicholas-Applegate Capital Management LLC Oppenheimer Capital LLC NFJ Investment Group LLC	5,559,600(5)	5.3%

(1)	Represents percentage of 105,229,685 outstanding shares of the Company as of March 8, 2010.
(2)
FMR LLC has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Schedule 13G/A on January 11, 2010.  Based on the filing, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 12,410,040 shares of the outstanding Common Stock  as a result of acting as investment adviser to various investment companies (such investment companies collectively, the “Funds”) registered under Section 8 of the Investment Company Act of 1940 (“ICA”).  Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of 12,410,040 shares owned by the Funds.  Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ boards of trustees.

Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of the Series B shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed under ICA to form a controlling group with respect to FMR LLC.

Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals.  As such, FMR LLC’s beneficial ownership includes 4,669 shares of the outstanding Common Stock beneficially owned through Strategic Advisers, Inc.

Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, RI 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 is the beneficial owner of 250,000 shares of the Common Stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies registered under Section 8 of ICA owning such shares.  Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive and sole voting power with respect to 250,000 shares of Common Stock owned by the institutional accounts or funds advised  by PGALLC.

FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 2,187,678 shares of the outstanding Common Stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.  FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act of 1934 (the “Exchange Act”) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act.  Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

(3)
Blackrock, Inc. has filed with the Commission a Schedule 13G/A on January 29, 2010.  Based on the filing, Blackrock, Inc. has sole dispositive and voting power over all of the shares of Common Stock reported.

(4)
The address for Allianz Global Investors Management Partners LLC (“AGIMP”) is 680 Newport Center Drive, Suite 250, Newport Beach, CA 92660.  The address for Nicholas-Applegate Capital Management LLC (“NACM”) is 600 West Broadway, Suite 2900, San Diego, CA 92101.  The address for Oppenheimer Capital LLC (“OpCap”) is 1345 Avenue of the Americas, New York, NY 10105.  The address for NFJ Investment Group LLC (“NFJ”) is 2100 Ross Avenue, Suite 700, Dallas, TX 75201.

(5)	AGIMP, NACM, OpCap and NFJ filed with the Commission a Schedule 13G on February 12, 2010. Based on the filing, NFJ has the sole power to vote and dispose of 5,334,600 shares of Common Stock, and OpCap has the sole power to vote and dispose of 225,000 shares of Common Stock. Each of NACM, OpCap and NFJ is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and are wholly-owned subsidiaries of AGIMP. The shares of Common Stock are held by investment advisory clients or discretionary accounts of which NACM, OpCap or NFJ is the investment adviser. As a result, each may be deemed to be the beneficial owner of the securities owned by such clients or accounts within the meaning of Rule 13d-3 of the Securities Act of 1933, as amended.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 8, 2010, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) each named executive officer listed on the Summary Compensation Table on page 30 and (iii) all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percentage of Shares of Common Stock (1)
James R. Gibbs	584,009	(2)	*
Douglas Y. Bech	145,789	(3)	*
G. Clyde Buck	183,702	(4)	*
T. Michael Dossey	51,995	(5)	*
James H. Lee	80,209	(6)	*
Paul B. Loyd, Jr.	35,510	(7)	*
Franklin Myers	–	(8)	–
Michael E. Rose	20,478	(9)	*
Michael C. Jennings	273,989	(10)	*
Doug S. Aron	95,421	(11)	*
J. Currie Bechtol	148,754	(12)	*
Paul Eisman	14,688	(13)	*
Jon D. Galvin	256,528	(14)	*
Nancy J. Zupan	194,242	(15)	*
Directors and executive officers as a group (16 persons)	2,214,178		2.1%
____________________
* Less than 1%

(1)
Represents percentage of outstanding shares plus shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised.  As of March 8, 2010, 105,229,685 shares of Common Stock were outstanding and an additional 434,793 option shares were exercisable within 60 days.

(2)
Includes 147,976 shares which Mr. Gibbs has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.   Mr. Gibbs has sole voting power and sole dispositive power with respect to 463,033 shares.

(3)	Mr. Bech has sole voting and sole dispositive power with respect to 145,789 shares.

(4)	Mr. Buck has sole voting and sole dispositive power with respect to 183,702 shares.

(5)	Mr. Dossey has sole voting and sole dispositive power with respect to 51,995 shares.

(6)	Mr. Lee has sole voting and sole dispositive power with respect to 80,209 shares.

(7)	Mr. Loyd has sole voting and sole dispositive power with respect to 35,510 shares.

(8)	Mr. Myers was appointed to the Board in November, 2009.

(9)	Mr. Rose has sole voting power and sole dispositive power with respect to 20,478 shares.

(10)
Includes 33,294 shares which Mr. Jennings has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Jennings has sole voting and sole dispositive power with respect to 103,050 shares and sole voting power for an additional 137,645 shares of restricted stock.

(11)
Includes 9,866 shares which Mr. Aron has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Aron has sole voting and sole dispositive power with respect to 30,182 shares and sole voting power for an additional 55,373 shares of restricted stock.

(12)
Includes 19,730 shares which Mr. Bechtol has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Bechtol has sole voting and sole dispositive power with respect to 70,838 shares and sole voting power for an additional 58,186 shares of restricted stock.

(13)	Mr. Eisman has sole voting and sole dispositive power with respect to 14,688 shares. Mr. Eisman retired effective November 1, 2009.

(14)
Includes 14,798 shares which Mr. Galvin has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Galvin has sole voting and sole dispositive power with respect to 190,093 shares and sole voting power for an additional 51,637 shares of restricted stock.  Mr. Galvin has pledged 179,195 shares as security for a line of credit.

(15)
Includes 14,798 shares which Ms. Zupan has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Ms. Zupan has sole voting and sole dispositive power with respect to 112,037 shares and sole voting power for an additional 67,407 shares of restricted stock.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR each of the nominees named below.  A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control “FOR” the election of the Board of Directors’ nominees, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

Mr. Douglas Y. Bech (64) has been since August 1997 Chairman and Chief Executive Officer of Raintree Resorts International (“Raintree”), a company engaged in resort development, vacation ownership sales and resort management.  In November 2003, Teton Club LLC, a private resident club in Jackson, Wyoming owned by an affiliate of Raintree and a non-affiliated third party filed for protection under Chapter 11 and Teton Club LLC was successfully reorganized in August 2004.  From 1994 to 1997, Mr. Bech was a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas. From 1993 to 1994, Mr. Bech was a partner in Gardere & Wynne, L.L.P. of Houston, Texas.  From 1970 until 1993, Mr. Bech was associated with and a senior partner of Andrews Kurth LLP of Houston, Texas.  Mr. Bech has been since 2000 and is a member of the Board of Directors of j2 Global Communications Inc. (NASDAQ: JCOM), an internet document communications and messaging company. He was appointed a director of the Company in 1993.

Mr. Michael C. Jennings (44) joined the Company in June 2005 as Executive Vice President and Chief Financial Officer and became President and Chief Executive Officer on January 1, 2009.  Prior to joining the Company, Mr. Jennings was employed by Cooper Cameron Corporation beginning in May 2000 as Vice President & Treasurer, with responsibilities including managing merger and acquisition activities, the tax and corporate finance areas, Cooper Cameron’s liquidity and capitalization and overseeing bank and rating agency relationships.  From November 1998 until May 2000, he was Vice President Finance & Corporate Development of Unimin Corporation, a producer of industrial minerals.  Prior to November 1998, Mr. Jennings was employed by Cooper Cameron Corporation as Director, Acquisitions and Corporate Finance from July 1995 until November 1998.  He was appointed a director of the Company in 2008.

Mr. James H. Lee (61) is Managing General Partner and principal owner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, which he founded in 1984. From 1981 to 1984, Mr. Lee was a Principal with the oil and gas advisory firm of Schroder Energy Associates.  He had prior experience in investment management, corporate finance and mergers and acquisitions at Cooper Industries Inc., a manufacturer of consumer and industrial products, and at White, Weld & Co. Incorporated, an investment bank and brokerage firm.  Mr. Lee has been since 1991 and is a member of the Board of Directors of Forest Oil Corporation (NYSE:FST), an oil and gas exploration and production company.  He was appointed a director of the Company in 2000.

Mr. Paul B. Loyd, Jr. (63) has been an independent private investor since 2002.  His investment activities have included being a manager or co-manager of several Texas limited liability companies, all of which are private companies engaged in oil and gas exploration and production or ranching, and Chairman, Vice President & Secretary of Penloyd LLC, an Oklahoma limited liability company in the business of manufacturing and selling commercial fixtures, that in February 2010 filed for protection under Chapter 7 of the Federal Bankruptcy laws.  Prior to 2002, he served as Chairman of the Board and Chief Executive Officer of R&B Falcon Corporation, the world’s largest offshore drilling company, from December 1997 until its merger in January 2001 with Transocean Sedco Forex.  From April 1991 until December 1997, Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading & Bates Corporation, and prior to that time he had served as Assistant to the president of Atwood Oceanics International, President of Griffin-Alexander Company, and Chief Executive Officer of Chiles-Alexander International, Inc., all of which are companies in the offshore drilling industry.  He has served as consultant to the Government of Saudi Arabia, and was a founder and principal of Loyd & Associates, Inc., an investment company focusing on the energy industry.  Mr. Loyd is a member of the Board of Directors of Carrizo Oil & Gas, Inc. (NASDAQ: CRZO), a public company engaged in oil and gas exploration and production,  and he serves on the Board of Trustees of Southern Methodist University and the Executive Board of the Cox School of Business.  He was appointed a director of the Company in 1994.

Mr. Franklin Myers (57) served as Senior Advisor to Cameron International Corporation, a publicly traded provider of flow equipment products, from April 2008 through March 2009, prior to which, from 2003 through March 2008, he served as the Senior Vice President and Chief Financial Officer.  From 1995 to 2003, he served at various times as Senior Vice President and President of a division within Cooper Cameron Corporation as well as General Counsel and Secretary.  Prior to joining Cooper Cameron Corporation in 1995, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated, and as attorney and partner at the law firm of Fulbright & Jaworski.  Mr. Myers serves on the Board of Directors of ION Geophysical Corporation (NYSE: IO), a technology-focused seismic solutions public company, Comfort Systems USA, Inc. (NYSE: FIX), a national heating, ventilation and cooling public company and Seahawk Drilling, Inc. (NASDQ: HAWK), a public offshore drilling company.  He was appointed a director of the Company in 2009.

Mr. Michael E. Rose (63) has been involved in private investments since retiring from Anadarko Petroleum Corporation, one of the nation’s largest independent oil and gas companies, in January 2004.  Mr. Rose had been with Anadarko for 24 years prior to his retirement, and from August 2000 until January 2004 he served as Executive Vice President Finance & Chief Financial Officer of Anadarko.  He also served as Senior Vice President Finance & Chief Financial Officer from January 1993 until August 2000 and prior to that time was Vice President Finance & Chief Financial Officer from January 1987 until January 1993.  From May 1981 until January 1987, he was Vice President & Controller of Anadarko. From 1971 until joining Anadarko as their Chief Accountant in 1978, he held a variety of positions with Atlantic Richfield Company, an integrated oil company now owned by British Petroleum.  He was appointed a director of the Company in 2005.

Other Directors

The following persons are also members of the present Board of Directors but are not standing for re-election.

Mr. James R. Gibbs (65) joined the Company in February 1982, became President and Chief Operating Officer in January 1987, assumed the additional position of Chief Executive Officer in April 1992 and became Chairman of the Board in April 1999.  Effective January 1, 2009, Mr. Gibbs resigned his positions as President and Chief Executive Officer and is the Chairman of the Board.  Mr. Gibbs is a member of the Board of Directors of Smith International, Inc. (NYSE: SII), a public oilfield service company; an advisory director of Frost National Bank, Houston; and serves on the Board of Trustees of Southern Methodist University.  Mr. Gibbs was elected a director of the Company in 1985.  Mr. Gibbs’ leadership of the Company for many years has provided historical insight about our operations and industry.

Mr. G. Clyde Buck (72) has been a financial consultant located in Houston, Texas since January 2008.  From 1998 through 2007, Mr. Buck was a Senior Vice President and Managing Director of the investment banking firm Sanders Morris Harris, Inc. (including predecessor firms).  From 1983 to 1998, he was a Managing Director of Dain Rauscher Corporation, also an investment banking firm.  Mr. Buck is also an advisor to and former member of the Board of Directors of Smith International, Inc. (NYSE: SII), a public oilfield service company.  He was appointed a director of the Company in 1999.  Mr. Buck has provided experience with capital markets and financial expertise.

Mr. T. Michael Dossey (67) has been a management consultant located in Houston, Texas since April 2000.  From April 2000 through September 2002, Mr. Dossey was a management consultant affiliated with the Adizes Institute of Santa Barbara, California.  Prior to April 2000, Mr. Dossey spent 35 years with Shell Oil Company and its affiliates.  Prior to his retirement from Shell, his last assignment with Shell was General Manager-Mergers and Acquisitions for Equilon Enterprises LLC, an alliance between the domestic downstream operations of Shell and Texaco.  He also had been Vice President and Business Manager for Shell Deer Park Refining Company, which was a joint venture operation with Pemex.  Previously, he spent several years in Saudi Arabia where he was General Operations Manager for Saudi Petrochemical Company, a joint venture between Shell and the Saudi Arabian government. Earlier in his career, Mr. Dossey’s positions included various business and operational positions in Shell’s refining and petrochemical operations domestically and in Europe.  He was appointed a director of the Company in 2000.  Mr. Dossey’s experience as an officer of a major oil and gas company enabled him to provide relevant insight into our industry.

Structure of the Board of Directors and Its Committees

Director Independence

The Board has determined that no relationship, other than as a director, exists between the Company and its non-employee directors, that each of the nominees standing for election at the 2010 Annual Shareholders Meeting, other than Michael C. Jennings, our President and Chief Executive Officer, is independent within the meaning of New York Stock Exchange director independence standards, including those attached to this proxy as Annex A (“NYSE standards”), and that each of the nominees otherwise has no material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company.  The Board based its independence determinations upon a review of all the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships the Board, (iv) recommending for Board approval the members and chairman for each standing committee, (v) overseeing the annual evaluations of the performance of the Board and its standing committees and the effectiveness of the Board, the standing committees and management, (vi) considering questions of independence and possible conflicts of interest of members of the Board and executive officers and (vii) reviewing the Company’s Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Board Leadership

Our Board is headed by its Chairman, Mr. Gibbs, who has been Chairman since 1999 and served as CEO through December 31, 2008.  On January 1, 2009 when Mr. Jennings became our President and CEO, the positions of CEO and Chairman were separated as part of our succession planning process.  Mr. Gibbs retained the Chairman position for purposes of continuity during this process.  When his service on the Board ends following the 2010 Annual Meeting of Shareholders, Mr. Gibbs will no longer be the Chairman.  We have a lead independent director, Mr. Bech, who presides at executive sessions of the independent directors and functions as a liaison between management and the independent directors.    This Board leadership structure has worked well for the Company in our succession planning and the Board will determine the future leadership structure following the election of the Company’s directors.

  The primary risks facing the Company are overseen by the Board and committees thereof and consist of financial risks, operating risks, liquidity risks and environmental/health/safety risks.  The Board generally oversees management of the Company’s operating risks and strategic direction.  The Board regularly reviews the Company’s liquidity and operations and associated risks.  Our financial risks are monitored by the Audit Committee at regular meetings.  This includes reviewing with management the significant financial and accounting risks and how they are reported in the financial statements.  The Audit Committee monitors the work performed by internal audits in such areas as hedging our inventory positions and risk policies that are followed in purchasing crude oil and other feed stocks.  The compensation structure established by the Compensation Committee includes a compensation structure that not only rewards performance and is competitive with the Company’s peer group, but also provides incentives for reducing environmental, health and safety incidents.  The Safety & Environmental Committee regularly reviews reports and information from management about our compliance with environmental laws, worker safety, process safety and health matters and makes reports to the Board to assist in its oversight function.

Committees

The Board of Directors has five standing committees comprised of directors of the Company: audit, compensation, executive, safety & environmental and nominating & corporate governance.

Audit Committee:  The Audit Committee is comprised of three non-employee directors, currently Messrs. Rose, Buck and Lee.  Each of the members of the Audit Committee is independent as defined by New York Stock Exchange listing requirements and as required by Rule 10A-3 under the Securities and Exchange Act, and the Board of Directors of the Company has determined that Mr. Rose is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws.  The Audit Committee’s responsibilities include: (i) retaining, compensating and overseeing the independent public accountants performing the audit services on behalf of the Company, (ii) reviewing the Company’s annual and quarterly financial statements with management and with the independent public accountants, (iii) reviewing the report submitted in connection with the performance of the audit services by the independent public accountants on behalf of the Company, (iv) approving professional services provided by the independent public accountants, (v) reviewing the independence of the independent public accountants, (vi) considering the range of audit and non-audit fees and (vii) reviewing with management the integrity of the Company’s financial reporting process, both internal and external, and the adequacy of the Company’s internal accounting controls.  The Audit Committee met seven times during 2009.

Compensation Committee:  The Compensation Committee is comprised of three non-employee directors, currently Messrs. Bech, Loyd and Rose. The Compensation Committee’s responsibilities include: (i) establishing the Company’s philosophy for executive compensation to ensure it rewards performance, promotes the interests of the Company’s shareholders and is competitive with the Company’s peer group, (ii) reviewing the performance of corporate officers against goals and objectives approved by the Compensation Committee and approving their salaries, salary increases, and bonuses, (iii) approving compensation and benefit plans, including incentive compensation and equity based compensation plans and awards for officers and key employees, (iv) monitoring the benefits under all of the Company employee savings, thrift and retirement plans and (v) adopting a plan for the orderly succession of the officers of the Company.  Each of the members of the Compensation Committee is independent as defined by the New York Stock Exchange listing requirements. The Compensation Committee met five times during 2009.

Executive Committee:  The Executive Committee is comprised of five members of the Board of Directors, currently consisting of the Chairman of the Board, the Chief Executive Officer and three non-employee directors, currently Messrs. Gibbs, Jennings, Bech, Dossey and Loyd.  The Executive Committee’s responsibilities include: (i) being able to act on and exercise all of the powers and authority of the Board, subject to the limitations imposed by Wyoming law and the Company’s bylaws, in connection with those matters which the Board may delegate to the Committee that require expeditious consideration and resolution at times between regular meetings or when the Board cannot be convened in a timely manner for a special meeting and (ii) approving capital expenditures not to exceed $20 million and disposition of Company assets not to exceed $10 million.  The Executive Committee met six times during 2009.

Safety & Environmental Committee:  The Safety & Environmental Committee is comprised of three non-employee directors, currently Messrs. Buck, Dossey and Loyd.  The Safety & Environmental Committee’s functions include: (i) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters arising out of worker safety, process safety and health issues, (ii) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters or legislative developments related to environmental protection concerns and (iii) reporting material issues or compliance concerns included in the reports by management to the Board.  The Safety & Environmental Committee met four times during 2009.

Nominating & Corporate Governance Committee:  The Nominating & Corporate Governance Committee is comprised of three non-employee directors, currently Messrs. Lee, Bech and Dossey.  The responsibilities of the committee include: (i) reviewing possible candidates for the Board of Directors and recommending nomination of appropriate candidates to the Board, including those that contribute to the Board’s diversity, (ii) developing and periodically reviewing the Company’s corporate governance guidelines, (iii) evaluating the structure, operation, size and membership of each standing committee of the Board, (iv) recommending for Board approval the members and chairman for each standing committee, (v) overseeing the annual evaluations of the performance of the Board and its standing committees and the effectiveness of the Board, the standing committees and management, (vi) considering questions of independence and possible conflicts of interest of members of the Board and executive officers and (vii) reviewing the Company’s Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  Each of the members of the Nominating & Corporate Governance Committee is independent as defined by the New York Stock Exchange listing requirements.  The Nominating & Corporate Governance Committee met four times during 2009.

Meeting Attendance

The Board of Directors met five times in 2009, and each incumbent director of the Company attended 100 percent of the meetings of the Board of Directors held in 2009 while he was a director and committees of the Board while he served on such committee. The non-employee directors of the Board met five times in 2009 without management present.  Beginning in 2007, the directors elected Mr. Bech to serve as presiding director for meetings when the non-employee directors meet without management present.

The Company does not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings. None of the directors attended the 2009 annual meeting of shareholders.

Director Qualifications and Nominations

The Board has concluded that, in light of our business and structure, each of our directors standing for re-election possesses relevant experience, qualifications, attributes and skills and should continue to serve on our Board.  The primary qualifications of these directors are further discussed below.  Mr. Bech’s previous experience as a securities and corporate finance attorney and current experience as the chief executive officer of a company provides him with insight into corporate finance and governance, including matters regarding compensation and retention of management and key employees.   As our CEO, Mr. Jennings is most familiar with our day-to-day operations, and he provides a significant resource for the Board and facilitates communications between management and the Board.  Mr. Lee has extensive experience as a consultant and investor in the oil and gas industry and provides significant insights into industry issues.  Mr. Loyd’s experience as chief executive officer of several energy companies provides the board with executive level expertise in corporate finance, the capital markets and governance.  As the most recently elected member to the Board with experience in senior finance and legal positions at publicly traded energy companies, Mr. Myers provides fresh perspectives to the Board regarding our operations, management and finances.  Mr. Rose has significant financial and investment experience with oil and gas companies, and also qualifies as an audit committee financial expert.

The Nominating & Corporate Governance Committee has established procedures for identifying and evaluating nominees.  First, the Committee considers the Board’s needs.  For instance, the Committee may determine that, due to vacancies or current developments, the election of a director with a particular specialty (e.g., in a specific industry or other diversity qualification) would benefit the Board.  The Committee then solicits recommendations from the Chief Executive Officer and other Board members and considers recommendations, if any, made by shareholders, advisors and third-party search firms.  The Committee then evaluates these recommendations and identifies prospective nominees to interview.  Results from the interview process are considered by the Committee, and the Committee then recommends nominees to the full Board, which, upon approval by the Board, recommends the nominees for election by the shareholders.  In connection with the 2010 election of directors, we have not paid any fee to a third party to identify, evaluate or assist in identifying or evaluating such nominees.

We seek a diverse group of candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.  Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought to complement the existing Board composition.  As reflected in the charter of our Nominating & Corporate Governance Committee, diversity is considered by the committee and the Board of Directors, with diversity consisting of a variety of factors such as background, skills, experience, expertise, gender, race and culture.  Minimum qualifications for directors include:  (i) business and/or professional knowledge and experience applicable to the Company, its business and the goals and perspectives of its shareholders; (ii) being well-regarded in the community, with a long-term, good reputation for the highest ethical standards; (iii) having good common sense and judgment; (iv) having a positive record of accomplishment in present and prior positions; (v) having an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and (vi) having the time, energy, interest and willingness to become involved in the Company and its future.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders in the same manner as all other candidates.  Pursuant to our bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors.  Nominations made by a shareholder must be made by giving notice in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting.  The notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the Exchange Act and such other information required by our bylaws.  The notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board of Directors.  In setting non-employee director compensation, the Company considers the significant amount of time that directors spend fulfilling their duties to the Company, as well as the skill level required of members of the Company’s Board.  The non-employee directors have stock ownership guidelines similar to the executive officers.  Within three years after joining the Board, each non-employee director is expected to own shares of the Company’s common stock with an aggregate value of at least five times the annual cash retainer.

The following table provides compensation information for the one-year period ending December 31, 2009 for each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mr. Bech	$93,500	$125,093	$100,455	$0	$319,048
Mr. Buck	$72,500	$125,093	$0	$0	$197,593
Mr. Dossey	$87,000	$125,093	$0	$684	$212,777
Mr. Lee	$84,000	$125,093	$0	$0	$209,093
Mr. Loyd	$78,500	$125,093	$0	$0	$203,593
Mr. Rose	$89,000	$125,093	$0	$680	$214,773
Mr. Myers (3)	$7,750	$0	$0	$0	$7,750

(1)
During 2009, the directors each received an annual cash retainer of $50,000, plus a cash payment of $1,500 per meeting attended.  The Chair of the Nominating & Corporate Governance Committee (Mr. Lee) and the Chair of the Safety & Environmental Committee (Mr. Dossey) each received a stipend of $10,000.  The Chair of the Audit Committee (Mr. Rose) and the Chair of the Compensation Committee (Mr. Bech) each received a stipend of $15,000.

(2)
The grant date fair value is computed in accordance with Financial Accounting Standards  Codification Topic 718, Compensation, Stock Compensation (FASB ASC 718).  As part of the 2009 compensation package, each director received a restricted stock unit award equivalent to 8,760 shares of common stock.  These restricted stock units vested in aggregate on December 31, 2009.   Mr. Loyd exercised 15,000 options on February 6, 2009 at a $4.6625 grant price.  There are no outstanding stock options as of December 31, 2009.  Please see Note 10 to Notes to Consolidate Financial Statements included in the Company’s 2009 Annual Report filed on Form 10K for the valuation assumptions used in accordance with ASC 718.

(3)	Mr. Franklin Myers was elected to the Board of Directors on November 18, 2009.

(4)
The Company does not provide a defined benefit pension plan for its directors.  Mr. Bech participates in the Company’s Deferred Compensation Plan.  The earnings on his deferred compensation balances exceeded 120% of the applicable long-term federal rate (4.30%) and therefore are reflected as compensation.  As with all participants in the Company’s Deferred Compensation Plan, there is no subsidy provided by the Company nor is there any guarantee of investment earnings on Mr. Bech’s deferred compensation balances.

(5)	Tax gross-up for aircraft use deemed taxable by the IRS but considered business-related by the Company.

The Company’s directors were compensated in 2009 pursuant only to the standard compensation arrangements described above.  No director received compensation from the Company under any special compensation arrangement.

PROPOSAL 2:
APPROVAL OF FIRST AMENDMENT TO THE FRONTIER OIL CORPORATION OMNIBUS INCENTIVE COMPENSATION PLAN

The Board of Directors unanimously adopted the Frontier Oil Corporation Omnibus Incentive Compensation Plan (“OICP”) in February 2006, and the shareholders approved the OICP in April 2006.

Proposed Amendments

On February 24, 2010, the Board of Directors adopted the First Amendment to the OICP (“First Amendment”). The First Amendment revises the OICP as follows:

•	increases by 7,100,000 the maximum number of shares of Common Stock that may be awarded under the OICP;

•
decreases that ratio by which stock-denominated awards, other than options and Stock Appreciation Rights (“SARs”) will be credited or debited against the number of shares available under the OICP to 1.6;

•
expands the list of permissible business criteria pursuant to which Performance Awards may be granted under the OICP to include the following:  cash flow from operating activities, cash flow before financing activities, targeted cash balances, and compliance with debt covenants;

•	eliminates the right to receive Dividend Equivalent Rights (“DERs”) with respect to stock options and SARs; and

•	certain other technical amendments to the provisions of the OICP.

No additional substantive amendments to the OICP were adopted by the Board of Directors pursuant to Amendment No 1. Certain of the amendments effected by the First Amendment require approval of our shareholders pursuant to Section 162(m) of the Code.  These amendments will not become effective unless shareholder approval of the First Amendment is obtained at the meeting.

If the shareholders approve Proposal 2, the First Amendment will be effective as of the date of the adoption by the shareholders.  Attached hereto as Annex B is the First Amendment to the OICP, as approved by the Board of Directors and as submitted to our shareholders for their approval.

Reasons for the Proposed Amendment

As of March 15, 2010, we estimate that only 217,709 shares of common stock of the Company remained available for issuance under the OICP from the initial stock pool.  The First Amendment continues the purpose of the OICP to enable the Company and its affiliates to provide those individuals upon whom the responsibilities of the successful management of the Company and its affiliates rest with stock-based incentive opportunities that align their interests with those of the stockholders of the Company, thereby enhancing the growth and success of the Company.  A further purpose of the First Amendment is to enable the OICP to provide a means for the Company to attract and retain those individuals in the service of the Company and its affiliates.

Summary of the OICP

Below is a summary of the terms of the OICP, as amended by the First Amendment, which is qualified in its entirety by reference to the full text of the OICP, which may be obtained, at no cost, from the Company.

Number of Shares Subject to the OICP

The maximum number of shares of the Company’s Common Stock that may be issued under the OICP with respect to awards was initially 6,000,000 shares, subject to certain adjustments as provided by the OICP.  A subsequent 2-for-1 stock split increased the initial share pool to 11,683,077 shares.  The First Amendment would authorize an additional 7,100,000 shares for delivery with respect to awards, and also be subject to certain adjustments as provided by the OICP.  Except as provided below with respect to options and SARs, stock-denominated awards from the additional 7,100,000 share pool (the “new share pool”) will be credited or debited on their grant, payment in shares, forfeiture or termination without payment in shares, as the case may be, to the new share pool on the basis of 1.6 shares for each share subject to such share-denominated awards. In addition, any shares used to satisfy a dollar-denominated performance award will reduce the new share pool on the basis of 1.6 shares for each share so paid.  (The factor applicable to shares from the initial share pool (as adjusted for the stock split) will remain 1.7.)  The number of shares subject to an option and SAR award will be debited or credited to the initial and new share pools on a 1.0 for 1.0 basis.  Substitute awards that are granted to new participants as replacement awards for a prior employer’s equity awards forfeited or converted in connection with an acquisition or purchase made by the Company (“Substitute Awards”) will not be debited or credited against a share pool.  In addition, upon certain corporate events, such as a stock split, recapitalization, reorganization, spinoff and other similar events, the number of shares available under the OICP will be adjusted to appropriately reflect that event. Thus, depending on the type of award granted, whether it is forfeited or paid in shares, and whether or not a corporate event has occurred, it is possible that a greater or lesser number than 18,783,077 shares (which includes the 7,100,000 shares to be provided by the First Amendment) may actually be delivered with respect to awards under the OICP.

No participant may receive stock-denominated awards with respect to more than 1,500,000 shares in any calendar year.  The maximum amount of cash-denominated awards that may be granted to any participant during any calendar year may not exceed $5,000,000.

The shares of Common Stock to be delivered under the OICP may be treasury shares or authorized but unissued shares.  To the extent that an award (other than a Substitute Award) terminates, expires, lapses or is settled in cash, the shares subject to the award may be used again with respect to new grants under the OICP (subject to the applicable adjustment factor).  However, shares tendered or withheld to satisfy an exercise price or tax withholding obligations may not be used again for grants under the OICP.

Administration

In general, the OICP is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).  The Committee has the full authority, subject to the terms of the OICP, to establish rules and regulations for the proper administration of the OICP, to select the employees, consultants and directors to whom awards are granted, and to determine the amount and type of awards made and the terms of the awards.

Eligibility

All employees, consultants and directors of the Company and its affiliates are eligible to participate in the OICP.  The selection of which eligible individuals will receive awards is within the sole discretion of the Committee.

Term of OICP

The OICP became effective on April 24, 2006, and no further awards may be granted under the OICP after February 22, 2016.  The Board or the Committee may terminate the OICP earlier at any time with respect to any shares of Common Stock for which awards have not theretofore been granted.

Stock Options and SARs

The term of each option and SAR will be as specified by the Committee at the date of grant (but not more than ten years), and the exercise price for each option and SAR may not be less than the fair market value of the shares on the date that the option or SAR is granted (unless it is a Substitute Award).  The Committee also determines the method by which the option price may be paid upon exercise.  No more than 2,000,000 shares may be delivered with respect to incentive stock options.

Restricted Stock

Pursuant to a Restricted Stock award, shares of the Company’s Common Stock are issued in the name of the employee, consultant or director at the time the award is made, but remain subject to certain vesting and transfer restrictions, which may be linked to performance criteria or other specified criteria, including the passage of time, as determined in the discretion of the Committee.

Performance Awards

The Committee may grant dollar-denominated Performance Awards that may be paid in cash, Company Common Stock or any combination thereof, as determined by the Committee in its discretion. The Committee will establish the performance criteria that must be achieved and the performance period over which the performance or vesting goals will be measured.  Following the end of the performance period, the Committee will determine the amount payable to the holder of the Performance Award based on the achievement of the vesting goals.  Payment of vested awards may be made in cash and/or in shares of Common Stock, as determined by the Committee.

Stock Units

Stock Units (sometimes called phantom shares) are awards of rights with respect to a specified number of notional shares of Common Stock.  Such awards are subject to the fulfillment of such vesting criteria as the Committee may specify.  Payment of Stock Units may be made in cash, shares of Common Stock or any combination thereof, as determined by the Committee in its discretion. Any payment to be made in cash will be based on the fair market value of a share of Common Stock on the payment date.

Bonus Shares

Bonus Shares are unrestricted shares of Common Stock and may be paid as part of, or in lieu of all or any portion of, any cash bonus, deferred compensation or other compensation of an eligible individual.

Dividend Equivalent Rights (DERs)

Dividend equivalent rights (“DERs”) are rights, generally granted in tandem with another award under the OICP, to receive an amount of cash equal to the value of any cash dividends made on shares of Common Stock during the period the tandem award is outstanding.  Payment of DERs may be made subject to the same vesting terms as the tandem award (if any) or may have different vesting and payment terms, in the discretion of the Committee.  If the First Amendment is approved, DERs may be granted only in tandem with Stock Units.

Other Stock-Based Awards

An Other Stock-Based Award is an award the value of which is based in whole or in part on a share of Common Stock.  The Committee may set such vesting and/or performance criteria as it chooses with respect to such award.  Upon vesting, the award may be paid in shares of Common Stock, cash or any combination thereof, as decided by the Committee.

Substitute Awards

The Committee may grant to individuals who become employees, consultants or directors of the Company or its subsidiaries in connection with a merger or other corporate transaction awards under the OICP that are intended to replace an equity award such person may have received from his or her prior employer and forfeited as a result of the transaction.  In general, a Substitute Award will be similar in terms and type to the award it replaces.

Performance-Based Compensation

With respect to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Committee establishes performance goals based upon the attainment of such target levels of one or more of the Performance Criteria (as described below) over one or more periods of time, which may be of varying and overlapping durations, as the Committee may select.  A performance goal need not be based upon an increase or positive result under a Performance Criteria and could, for example, be based upon limiting economic losses or maintaining the status quo.  Which Performance Criteria to be used with respect to any grant, and the weight to be accorded thereto if more than one criteria is used, will be determined by the Committee at the time of grant.  Following the completion of each specified performance period, the Committee will certify in writing whether the applicable performance goals have been achieved for such performance period.  In determining the amount earned by a participant, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

For purposes of the OICP, the term “Performance Criteria” means the following business criteria with respect to the Company, any subsidiary or any division or operating unit:  net income per share, net income per share from operations, cash flow, cash flow per share, pre-tax income, return on capital employed, return on equity, return on assets, stock price, shareholder return, net income, operating income, earnings before interest, taxes, depreciation and amortization expenses, cost controls, reductions or savings, safety, refinery reliability, and economic value added.  If the First Amendment is approved, cash flow from operating activities, cash flow before financing activities, targeted cash balances, and compliance with debt covenants will be additional business criteria that may be used for Performance Criteria.  Such targets may be expressed in terms of the Company, a subsidiary, division or business unit, as determined by the Committee.  The performance measures shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the award agreement and permitted by Section 162(m), shall be subject to adjustment for specified significant extraordinary items or events.  In this regard, performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split.  Performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any subsidiary, division, or department thereof.  A performance goal need not be based upon an increase or positive result under a business criterion and may be based upon limiting economic losses or maintaining the status quo.

Miscellaneous

The Committee may amend or modify the OICP at any time; provided, however, that shareholder approval will be obtained for any amendment (i) to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (ii) to increase the number of shares available or (iii) to permit the exercise price of any outstanding option or SAR that is “underwater” to be reduced or for an “underwater” option or SAR to be cancelled and replaced with a new award.

Upon a change of control of the Company (as defined in the OICP), awards automatically become fully vested and payable unless the individual’s award agreement provides to the contrary.

Federal Income Tax Aspects of the OICP

The following is a brief summary of certain of the U.S. federal income tax consequences under the OICP as normally operated and is not intended to be exhaustive.

As a general rule, no federal income tax is imposed on a participant upon the grant of a an award under the OICP, other than Bonus Shares, and the Company is not entitled to a tax deduction by reason of such grant, other than Bonus Shares.  When an award is paid or becomes vested, the holder will realize ordinary income in an amount equal to the cash and/or the fair market value of the shares of Common Stock received at that time, and, subject to Section 162(m) of the Internal Revenue Code, the Company will be entitled to a corresponding deduction.  Upon the exercise of a non-statutory stock option or SAR, the participant will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the exercise price paid for such shares, and the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is recognized by the holder, assuming applicable federal income tax reporting requirements are satisfied.  Stock options that are incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code are subject to special federal income tax treatment.  In general, no federal income tax is imposed on exercise of an ISO although the exercise may trigger alternative minimum tax liability to the optionee, and the Company is not entitled to any deduction for federal income tax purposes in connection with the grant or exercise of an ISO.  However, if the optionee disposes of the shares acquired upon exercise of an ISO before satisfying certain holding period requirements, the optionee will be treated, in general, as having received, at the time of disposition, compensation taxable as ordinary income, and in such event, the Company may claim a deduction for compensation paid at the same time and in the same amount as the compensation treated as being received by the optionee.

In general, Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers unless the compensation qualifies under Section 162(m) of the Internal Revenue Code as “performance-based”.  The OICP has been designed to provide flexibility with respect to whether awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and, therefore, be exempt from the deduction limit.

Upon a change of control of the Company, awards granted to certain individuals may be “excess parachute” payments for purposes of Section 280G of the Internal Revenue Code and, in such event, the individual would be subject to an additional 20% excise tax with respect to the “parachute value” of the awards and the Company would not be entitled to a tax deduction for such parachute amount.

The OICP and awards granted under it are intended to be either exempt from or comply with Section 409A of the Internal Revenue Code, concerning deferred compensation.  For those awards intended to be subject to Section 409A, their terms will be construed as necessary to comply with Section 409A.  Failure to comply with Section 409A, if applicable, could subject a participant to an additional 20% tax.

Application of Section 16 of the Securities Exchange Act of 1934

Special rules may apply in the case of individuals subject to Section 16 of the Securities Exchange Act.  In particular, unless a special election is made by the participant pursuant to Section 83 of the Internal Revenue Code, shares received pursuant to certain awards may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise or vesting of the award.  In such event, the amount of any ordinary income recognized, and the amount of the Company’s tax deduction, are determined as of the end of such period.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the OICP is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Recommendation of the Company’s Board

The Board of Directors approved the First Amendment to the OICP and believes the First Amendment is in the best interests of the Company and our shareholders.  The Board of Directors recommends that the shareholders approve the First Amendment to the OICP and, accordingly, recommends a vote FOR Proposal 2.

Equity Compensation Plan Information

The following table sets forth securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)	Weighted-average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)

Equity compensation plan approved by security holders – OICP	434,793	$29.385	2,283,313
Equity compensation plans not approved by security holders	---	---	---
Total	434,793	$29.385	2,283,313

Equity Compensation Plan Information as of March 15, 2010

The 2010 annual grants in the form of Restricted Stock Awards (RSAs) and Performance Stock Units (PSUs) were made to employees on February 23, 2010.  The 2010 annual grants in the form of Restricted Stock Units (RSUs) were made to non-employee directors on January 26, 2010.  As a result of these annual grants of RSAs and RSUs in 2010, 217,709 shares remained available to be granted as part of the OICP as of March 15, 2010.

On February 23, 2010, 206,348 PSUs issued in 2007 were converted into stock based upon achievement of certain share price criteria being met over a three-year period that ended December 31, 2009. In addition, on March 9, 2010, the 625,582 PSUs issued in 2009 were converted to RSAs, based on Frontier’s financial performance compared to its peer group as of December 31, 2009.  Based on the conversion of these PSUs to stock and the 2010 PSU grants, there were a total of 1,291,776 PSUs outstanding as of March 15, 2010.  On December 31, 2009, we reported a total of 842,067 RSAs and RSUs outstanding.  As of March 15, 2010, we had a total of 1,677,892 RSAs and RSUs outstanding due to the 2010 annual grants of RSAs to employees, 2010 annual grants of RSUs to non-employee directors (net of forfeitures), conversion of PSUs to RSAs and the vesting of 251,801 RSAs, all of which have occurred since December 31, 2009.  As of March 15, 2010, there remain 434,793 options outstanding with a weighted average exercise price of $29.385 and a weighted average remaining contractual life of 1.12 years.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2010.  This firm has served in such capacity since March 2002 and is familiar with the Company’s affairs and procedures.

Deloitte & Touche LLP has advised the Company that its representatives will be present at the 2010 Annual Shareholders Meeting to discuss results for the year ended December 31, 2009 and to make a statement if they desire to do so and to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

February 23, 2010

To the Board of Directors of Frontier Oil Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009.

We have discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X.

We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Members of the Audit Committee
Michael E. Rose, Chairman
G. Clyde Buck
James H. Lee

Audit Fees

The following table sets forth the fees billed to the Company from its principal independent auditor, Deloitte & Touche LLP, for professional services rendered for the fiscal years ended December 31, 2009 and 2008:

Fee Category	Fiscal 2009	Fiscal 2008
Audit Fees	$984,200	$1,084,698
Audit-Related Fees	61,828	68,500
Tax Fees	305,577	228,908
All Other Fees	–	–
Total	$1,351,605	$1,382,106

Audit Fees for the fiscal years ended December 31, 2009 and 2008 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of management’s assessment of internal control, as required by Sarbanes-Oxley Act, Section 404, consents, comfort letters and other services related to SEC matters.

Audit-Related Fees for the fiscal years ended December 31, 2009 and 2008 were for assurance and related services associated with employee benefit plan audits.

Tax Fees for the fiscal years ended December 31, 2009 and 2008 were for services related to tax compliance and tax consultation.

All Other Fees for the fiscal years ended December 31, 2009 and 2008 were zero.

Pre-Approval Policy

All of the services performed by the independent auditor in 2009 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.  This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform.  The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by the independent auditor during 2009 that were included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted.  Normally, pre-approval is provided at regularly scheduled meetings, but the Chairman of the Audit Committee has authority to grant pre-approval as necessary.  The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List.  Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

OTHER BUSINESS

The Board of Directors of the Company knows of no matters expected to be presented at the 2010 Annual Shareholders Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

EXECUTIVE AND OTHER OFFICERS

Set forth below are the executive officers and other officers of the Company as of March 8, 2010 along with their ages as of March 8, 2010 and office held by each officer.

Mr. James R. Gibbs (65) is Chairman of the Board. Information about Mr. Gibbs is included on page 6 with the information on other current members of the Board.

Mr. Michael C. Jennings (44) is President and Chief Executive Officer.  Information about Mr. Jennings is included on page 5 with the information on nominees for the Board.

Mr. Douglas S. Aron (36) was named Executive Vice President and Chief Financial Officer January 1, 2009.  Prior to this appointment, he had been Vice President-Corporate Finance of the Company since May 2005 and Director-Investor Relations since March 2001.  Prior to joining the Company, Mr. Aron was a lending officer for Amegy Bank.

Mr. J. Currie Bechtol (68) has been Vice President-General Counsel of the Company since January 1998 and became Secretary of the Company in August 2000.  Prior to joining the Company, Mr. Bechtol was in private legal practice for 28 years, most recently with Hutcheson & Grundy L.L.P. from 1984 until joining the Company.

Mr. Jon D. Galvin (56) has been a Vice President of the Company since July 2000.  He served as Vice President-Crude Oil Supply of certain of the Company’s refining subsidiaries from July 2000 until May 2003, Vice President-Controller of the Company from September 1997 until July 2000 and Chief Financial Officer of the Company’s refining subsidiaries from February 1992 until July 2000.

Mr. Gerald B. Faudel (60) has been Vice President-Government Relations and Environmental Affairs of the Company since February 2000.  Mr. Faudel had previously been Vice President-Safety and Environmental Affairs and had served in similar capacities since November 1993.  From October 1991 through November 1993, Mr. Faudel was Director of Safety, Environmental and External Affairs of the refining subsidiaries of the Company.  Mr. Faudel was employed by the Company from October 1989 through October 1991 as Director of Safety, Environmental and External Affairs.  Prior to October 1989, Mr. Faudel was employed with Tosco Corporation’s Avon Refinery as Manager of Hazardous Waste and Wastewater Program.

Ms. Nancy J. Zupan (55) is Vice President and Chief Accounting Officer of the Company.  Prior to her appointment to this position on January 1, 2009, Ms. Zupan had been Vice President-Controller of the Company since 2001.  Since 1991, when the Company acquired the Cheyenne Refinery, she has been Controller for the Company’s subsidiaries. She held the same position for the prior owners of the Cheyenne Refinery from 1987 until the acquisition.  Prior to 1986, Ms. Zupan was employed by Husky Oil Company, an integrated oil company.

Mr. Leo J. Hoonakker (62) was appointed Vice President-Treasurer of the Company in August 2008.  Prior to his appointment to this position, Mr. Hoonakker had been Treasurer of the Company since July 2005.  Since 2001, he has been Vice President-Treasurer for the Company’s subsidiaries and his positions prior to then were Treasurer, Assistant Treasurer and Credit Manager.  He has been with the Company since 1990.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the board of directors (referred to as the “Committee”) is responsible for establishing, implementing and regularly monitoring adherence with the Company’s compensation philosophy and has recommended to the Board that the following Compensation Discussion and Analysis (“CD&A”) be included in this Proxy Statement. To improve the reader's understanding, we provide the following descriptions for terms that are used extensively throughout the CD&A:

Annual Incentives - An arrangement under the Omnibus Incentive Compensation Plan (“OICP”) whereby a group of management employees can receive annual incentive compensation based on annual performance results.  The annual incentives are a performance award administered under the OICP.  These annual bonus payments are made in cash and/or stock subject to Committee discretion and individual election.

Committee - The Compensation Committee oversees administration of the Company’s executive compensation program under its charter, which is published on the Company’s website.

Compensation Consultant - Frederic W. Cook & Co., the compensation consultant, had been engaged directly by the Committee for the purpose of advising the Committee on the design of the Company’s executive compensation program and advising the Committee in setting 2009 compensation levels.  The Committee uses the analysis and advice of the compensation consultant in establishing compensation.  In April 2009, the Committee engaged Pearl Meyer & Partners (PM&P), as its independent compensation consultant.  Neither compensation consulting firm performed other work for the Company or for management.

Frontier, Frontier Oil, We, Us, and the Company - Frontier Oil Corporation.

Long-Term Incentives - An arrangement under which certain management employees are eligible for equity awards.  Like the annual incentives, the long-term incentives are administered under the OICP and can take the form of Stock Units, Stock Appreciation Rights (SARs), Bonus Shares, Dividend Equivalent Rights, Options or Other Stock-Based Awards as defined in the OICP.

Named Executive Officers (“NEOs”) - A group of seven of the most senior officers of the Company for whom compensation information is being provided in the CD&A.

Omnibus Incentive Compensation Plan (“OICP”) - Frontier’s incentive compensation plan that was approved by the Company’s shareholders on April 26, 2006.

Performance Stock Units - Stock units granted to employees under the OICP for use in granting as Long-Term Incentives.  These awards are structured to include a variable payout, whereby achievement of stated goals at target level will produce a target level award.  Maximum achievement (or higher) produces 125% of the target level award, and minimum, or threshold level, performance produces 75% of the target award.  Performance at less than the threshold level produces no award.

Peer Group - A group of 13 other energy companies used by Frederic W. Cook & Co. as the primary benchmarking tool to analyze competitive market compensation practices in terms of types and amounts of compensation paid.  Companies within the peer group are all in the energy industry and are either direct business competitors, capital markets competitors or labor market competitors of Frontier.  All of these companies have similarities to Frontier in terms of size, relative capital intensity, industry sector and/or staffing and compensation models.  Frontier is near the median for size among the peer group companies as determined by revenues and market capitalization.  At the time the 2009 competitive analysis was conducted (in November 2008), Frontier’s annual revenues were $5.9 billion, which ranked eighth among the peer group, and Frontier’s market capitalization was $1.2 billion, which ranked ninth among the peer group.  The range of total revenues for the peer group companies as reflected in the compensation consultant’s November 2008 report was $3.1 billion to $27.4 billion; the range of market capitalizations was $0.5 billion to $10.2 billion. The Company uses peer group compensation statistics in the aggregate (typically, ranked according to percentiles) for comparison against Frontier’s compensation programs.  Therefore, individual peer companies are not material to our overall evaluation or the peer group data.  Companies included in the peer group used to establish 2009 compensation were as follows: Ashland Inc., Cameron International, Crosstex Industries, El Paso Corporation, Exterran Holdings, FMC Technologies, Holly Corporation, Murphy Oil, Sunoco Logistics, Tesoro Corporation, Western Refining Inc., Williams Companies and World Fuel Services.  The peer group is distinct from the “refining peer group,” which is used by the Committee to determine Frontier’s relative performance for specific incentive awards.

Prior to the close of our fiscal year (in November 2009), PM&P conducted the Compensation Committee’s 2010 competitive compensation analysis.  PM&P increased the size of the peer group to 14 energy companies, removing from the list above Exterran Holdings and Sun Logisitics and adding Sunoco Inc., Chicago Bridge & Iron Co. and CVR Energy Inc.  As stated previously, the peer group remains distinct from our “refining peer group”.

Refining Peer Group – A group of six independent refining companies used by the Committee to determine Frontier’s relative performance for specific incentive awards.  Companies included in the refining peer group were:  Sunoco Inc., Tesoro Corporation, Valero Energy Corporation, Holly Corporation, Western Refining Inc., and Alon USA Energy, Inc.  This group is distinct from the compensation peer group and is used specifically for comparing Frontier’s financial performance with direct competitors in the independent refining sector.

Restricted Stock and Restricted Stock Unit - An equity-based compensation award that entitles the recipient to receive a share of the Company’s Common Stock at a specified future date, typically with time-based vesting.

Company’s Compensation Philosophy

Frontier’s executive compensation program is structured to support the Company’s business objectives and enhance shareholder returns by:

•	setting compensation at amounts that will attract and retain key executives and are reasonable overall in relation to competitive practices reflected in the Peer Group;
•	providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and
•	linking compensation awards to performance targets that are reasonably related to short-term results and long-term growth in shareholder value.

This CD&A provides information on the Company’s overall executive compensation program, and provides specific compensation information and analysis of compensation paid to the NEOs, who held the following titles in 2009:

Jim Gibbs	Chairman
Mike Jennings	President & CEO
Paul Eisman (1)	EVP, Refining & Marketing Operations
Doug Aron	EVP & CFO
Currie Bechtol	VP, General Counsel & Secretary
Nancy Zupan	VP & Chief Accounting Officer
Jon Galvin	VP

(1)  Retired effective November 1, 2009.  There is currently no successor to Mr. Eisman.

Development of the Company’s Executive Compensation Programs

The Company’s executive compensation programs have been developed based on the Company’s compensation philosophy with assistance from the compensation consultant.  The Company’s executive compensation program includes three primary forms of compensation: base salaries, annual incentives and long-term incentives.  These three forms of compensation combine to provide executives with:

•	income stability through base salaries;
•	near-term annual cash incentives to maximize performance compared to financial and/or operating targets aligned with share value creation; and
•	longer-term equity incentives to increase the Company’s share price, build ownership and encourage employment retention.

The Company administers the executive compensation program for both annual incentive awards and long-term incentive awards under the one omnibus shareholder-approved OICP.  One of the principal reasons for establishing the OICP was to allow for deductibility of some elements of executive compensation in accordance with the United States Internal Revenue Code, Section 162(m).  This section of tax law addresses executive compensation and limits the Company from deducting compensation paid to certain executives in excess of $1 million per year unless certain conditions are met.  The Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation when making incentive awards.

Objectives of the Company’s Compensation Programs

The objectives of Frontier’s executive compensation programs are to establish salaries, short-term and long-term incentive compensation programs, and employee benefits that attract and retain key executives and link a significant portion of executives’ compensation to achievement of specific performance targets. The Company believes that success in achieving the established targets is integral to the primary goal of producing strong returns for our shareholders.

Frontier is an extremely capital-intensive business, having approximately 843 total employees responsible for generating 2009 revenues of approximately $4.2 billion from a total asset base of $2.1 billion.  Responsibilities for developing and executing the strategies necessary to build shareholder wealth are concentrated in a small group of executives.

The market for experienced and capable managers in the energy industry (broadly) and the refining and marketing sector (specifically) is highly competitive due in part to the complexity of the business and  historical volatility within our industry that has resulted in an attrition of management talent.  The Company’s compensation programs and levels of compensation are developed and monitored so that our compensation policies and practices support retention of experienced executives and execution of the Company’s key business strategies in a challenging economic environment.

Total compensation is generally targeted toward the competitive median, but may be higher or lower in terms of the actual compensation paid depending on the Company’s performance versus goals established for the annual incentive and long-term incentive programs.  A key part of our compensation strategy is to introduce meaningful risk and leverage into executive compensation by making it performance-based (specifically, through the annual incentives and long-term incentives).  The Company’s long-term incentive awards also enhance employee retention due to the staged vesting of these awards.

Changes in the Compensation Program

The Company’s 2009 compensation program was similar to the program administered in 2008.  Performance measures used for 2009 were as follows:

2009 Performance Measures

Annual Incentives	Long-Term Incentives
• Net income compared to plan	• Net income compared to plan
• Return on capital employed compared to the refining peer group (1)	• Return on capital employed compared to the refining peer group (1)
• A minimum return on capital employed coupled with actual Process Safety performance	• Three-year total shareholder return compared to the refining peer group (1)

(1)	An equally-weighted index consisting of the refining peer group.

The Company maintained its practice of granting primarily performance stock units, but also granted restricted stock for its long-term incentive awards in 2009.  The restricted stock was added to recognize the significant decline in the value of long-term incentives held by key employees, while supporting the retention of such employees at a time of exceptional challenge within the refinery industry and the larger economy.  Our long-term incentive program has evolved over the last five years from relying solely on granting stock options to principally granting performance stock units.  In the past, stock options were an attractive compensation tool because the recipient earned value only when the Company’s share price appreciated.  The option vesting requirements also helped retain employees and improved continuity of management.  Upon adopting Financial Accounting Standards Board Accounting Standard Codification Topic 718-Stock Compensation (FASB ASC 718) (the accounting standard known formerly as FAS 123R), the Company re-evaluated its long-term incentive alternatives and concluded that issuing only stock options would inflate compensation expense in comparison to the value perceived by option recipients.

Accordingly, the Company shifted its long-term incentive awards from stock options to performance stock units for employees and to restricted stock units for directors.  The performance stock units represent full value shares that must be further “earned” by achieving performance goals set at the time of the initial award.  If earned, the performance stock units subsequently vest over a prescribed period of time, with full vesting occurring approximately 3.25 years after grant date for the performance stock units granted in February 2009.

Compensation Program Components

The following discussion addresses the components of compensation used by Frontier to compensate its executives.

Base Salaries

Base salaries are largely determined through analysis of similar positions within the peer group and published compensation surveys developed by the compensation consultant and reviewed by the Committee for use in compensation benchmarking.  The peer group consists of both independent refiners and other energy industry companies that compete with Frontier for investment capital and management talent and services, and are broadly similar in revenues, market capitalization and complexity.  The general and energy industry surveys used by the compensation consultant match benchmark survey positions with those within Frontier based upon job function and scope.  The Committee establishes base salaries within a competitive range to provide the NEOs with compensation consistent with their responsibilities in the Company and their experience.  The base salaries are set after review of market compensation data.  Additional factors contributing to the determination of an executive’s base salary level include his/her position and responsibilities within the Company, relevant business experience, skills and tenure at Frontier.

For 2009, Mr. Gibbs’ base salary as Chairman was set by the Committee at the same base salary he received in 2008, his last full year as President and CEO.  All other NEOs’ base salaries were set at levels from approximately the 40th to the 50th percentiles of comparable peer group positions – a range consistent with the Company’s general objective of paying base salaries at approximately the median level for the peer group.  While this range is consistent with the Company’s compensation philosophy, the peer group data lack perfect comparability across positions and companies.  Therefore, subjective business judgment and discretion are employed by the Committee when setting base salaries.

Annual Incentives

The Company’s officers and other key managerial employees are eligible for annual incentives that provide payments following attainment of annual performance criteria previously approved by the Committee. If the performance target(s) are reached, participating employees are paid an amount based on a specified percentage of the executive’s base salary as of the first day of January of the bonus plan year. Under the OICP, the Committee has discretion to reduce an individual’s incentive award subjectively during or after the performance period but does not have discretion to increase the payout other than due to promotion.

The percentage of the individual’s salary specified as a target incentive level is developed with the assistance of the compensation consultant and approved by the Committee based on an assessment of individual responsibility, ability to affect Company results and review of peer group and survey bonus awards for similar positions.

For the year 2009, the Committee employed three performance measures to determine annual incentive achievements.  These performance targets, along with the Company’s actual results and resulting payouts for each measure are reflected in the following table:

Target	Description	Percentage Allocation	Performance Levels: a) Threshold b) Target c) Maximum	Actual Performance	Payout
Net Income vs. Plan (1)	Comparison of actual consolidated net income with Company’s 2009 profit plan	25%	a)$45.2 million b)$56.5 million c)$67.8 million	$75.5 million	200%
ROCE (1) (2) vs. Peers	Company’s 2009 ROCE compared to the average ROCE of the refining peer group (3)	50%	a) 80% b) 105% c) 130%	132%	200%
ROCE and Process Safety Management (1)(4)	Company’s ROCE of at least 10% and actual Process Safety incident rate further subject to Committee’s subjective assessment of Company’s performance in Process Safety Management	25%	ROCE level of at least 10% and a) .50 Process Safety incident rate per year b) .33 Process Safety incident rate per year c) .17 Process Safety incident rate per year	Cheyenne - .167 Process Safety incident rate El Dorado – .25 Process Safety incident rate	175%
Total		100%			193.75%

(1)
Net income and ROCE are calculated using first-in, first-out (FIFO) accounting for inventories as it is consistent with how the performance levels were established in February 2009.  In November 2009, the Company announced the change to the last-in, last-out (LIFO) inventory accounting method effective for 2009.  Actual net loss for 2009 utilizing LIFO was $83.8 million.

(2)
ROCE, or Return on Capital Employed, is defined as EBITDA divided by the sum of the annual average Shareholders’ Equity plus the annual average net debt.  EBITDA of the Company and the refining peers is adjusted to exclude hedging and inventory valuation gains and losses.

(3)	An equally-weighted index consisting of the refining peer group. Achievement of targets, as determined by the Committee, will be based upon the results of all six companies in the refining peer group.

(4)
A process safety incident is a release of certain highly hazardous chemicals as defined by OSHA and accompanied by any or all of the following:  emergency response, injury and fire.  The process safety incident rate is a risk ranking of the incident(s) with a ranking of “1” being a release up to a ranking of “4” being a release accompanied by an emergency response, injury and fire.  Each refinery calculates an annualized rate by adding all risk ranked process safety incidents for the year and dividing the total by 12.

Each NEO has an annual incentive target designated as a percentage of his/her salary.  This target percentage is multiplied by the salary level and further multiplied by actual achievement and percentage allocation (per the table above) to determine the amount payable on the particular performance measure.  The sum of the amounts for the three measures equals the individual’s total annual incentive award.

The Committee modified the percentage allocation of the performance measures in 2009 from 2008 as follows:

•	The allocation of net income versus plan declined from 40% to 25% principally because of the expected difficulty of projecting financial results in the current market;

•	the allocation of ROCE versus peers increased from 40% to 50% to provide incentives for effective use of capital in comparison with refining competitors; and

•	the allocation of ROCE and process safety management increased from 20% to 25% to provide additional incentives for oversight of safety and operational risk.

Under the 2009 annual incentive bonus plan, performance in excess of target can produce bonus payments up to a maximum payment of 200% of the target award (when achievement is at or above the maximum stipulated amount) or as low as zero if actual achievement is below the threshold level.  The Company exceeded its profit plan in 2009, generated a Return on Capital Employed at maximum performance as compared to the refining peer group average and achieved its ROCE/Process Safety Management objectives near the maximum level.  As a result and as shown in the preceding table, we expect to pay 2009 aggregate annual incentives to the NEOs at 193.75% of the target level.

For 2009 annual incentives, all amounts are payable in cash.  In 2008, the Committee designated 30% of the annual incentive be paid in restricted stock; the remaining 70% be paid in cash.  The Committee changed the payment to all cash in 2009 because compliance with executive stock ownership guidelines had been obtained and in an effort to reduce usage of shares under the OICP.

Long-Term Incentives

Equity grants are the Company’s primary form of long-term incentives.  The employees included in this program are those who, due to their position and responsibilities, are expected to have a meaningful incremental impact on the Company’s financial performance.  Mr. Gibbs did not participate in the 2009 long-term incentive program.

For its 2009 awards, which were granted in the form of 70% restricted performance stock units and 30% restricted stock, the Committee established a company-wide long-term incentive pool with targeted overall awards having a grant date present value of approximately 1% of the Company’s market capitalization.  The 2009 overall target of approximately 1% of the Company’s market capitalization exceeded the peer group 75th percentile of .79% for the prior year period.  The approximately 1% of market capitalization was established based on compensation consultant input that equity grants were to increase in 2009 to compensate for the significant decline in 2009 grant date present values to participants.  This decline in grant date present value was also the key factor in granting 30% restricted stock to participants in order to retain these key individuals at a time of exceptional economic challenges.

The Committee reviewed an analysis of individual grant date present values for comparable peer group positions.  The grants provided to the NEOs in 2009 ranged from the 30th to the 50th percentiles when compared to aggregated peer group statistics for comparable positions, a decline in value of grants from the 65th to 75th percentile in the prior year.

As a final measure, the Committee evaluated the percentage of all long-term incentive grants made to any one officer (particularly the CEO and the five other most highly paid officers).  This data was evaluated against peer group figures to assess the concentration of grants among the most highly compensated executives.

Ultimately, the long-term incentives are not granted according to a strict formula but are developed through a subjective process by which the Committee considers the executive’s position, responsibilities, skills, aggregate peer group practices for similar positions, the proportion of overall grants being received by that executive and the overall limit imposed by the Committee’s share value transfer objective.

The restricted stock granted in 2009 has a three year vesting provision: 25% after one year, 25% after the second year and the final 50% after the third year.  This vesting schedule is designed to provide retention benefits over a three-year period while management focuses on economic recovery.  The performance stock units granted in 2009 are earned based on the achievement of performance goals approved by the Committee, whereby threshold or minimum level performance would generate a 75% payout, target performance would generate a 100% payout and maximum performance would generate a 125% payout.  Performance below the threshold level would result in no stock being issued to the executives.

The 2009 performance measures, the Company’s performance against those measures, and the payout for each measure are reflected in the following table:

Target	Description	Allocation	Performance Levels: a) Threshold b)Target c)Maximum	Actual Performance	Payout
Net Income vs. Plan (1)	Comparison of actual consolidated net income with the Company’s 2009 Plan	1/3rd	a)$45.2million b)$56.5million c)$67.8million	$75.5 million	125%
ROCE (1) (2) vs. Peers	Company’s 2009 ROCE compared to average 2009 ROCE of refining peer group (3)	1/3rd	a) 80% b) 105% c) 130%	132%	125%
Total Relative Shareholder Return	A comparison of the Company’s three-year total shareholder return (“TSR”) with the average three-year TSR generated by the refining peer group (3)(4)	1/3rd	a) 80% b) 105% c) 130%	[TBD]	[TBD]
Total		100%

(1)
Net income and ROCE are calculated using first-in, first-out (FIFO) accounting for inventories as it is consistent with how the performance levels were established in February 2009.  In November 2009, the Company announced the change to the last-in, last-out (LIFO) inventory accounting method effective for 2009.  Actual net loss for 2009 utilizing LIFO was $83.8 million.

(2)
ROCE, or Return on Capital Employed, is defined as EBITDA divided by the sum of the annual average Shareholders’ Equity plus the annual average net debt.  EBITDA of the Company and the refining peers is adjusted to exclude hedging and inventory valuation gains and losses.

(3)	An equally-weighted index consisting of the refining peer group. Achievement of targets, as determined by the Committee, will be based upon the results of all six companies in the refining peer group.

(4)	The actual performance-based payout will be determined following the three-year performance period, which ends December 31, 2011.

        Restricted stock was issued on March 9, 2010 with respect to the shares earned based on the net income and ROCE vs. peers performance measures.  These restricted shares will vest one-third on June 30, 2010, one-third on June 30, 2011 and one-third on June 30, 2012.  Should termination of employment occur because of death, disability or retirement, the restricted stock outstanding becomes 100% vested.  Retirement means the termination of employment other than cause after the 55th birthday and with the consent of the Committee.  Otherwise, if the participant ceases to be an employee, the grantee’s restricted stock will be forfeited.

       With respect to the TSR performance measure, the amount of the award will be determined in early 2012. If the participant has remained employed through the performance period, he or she will receive the number of shares that have been earned with respect to the TSR measure.

  Health and Welfare Programs

The NEOs are eligible to participate in the Company’s health and welfare plans, basic life, supplemental life, long-term disability, and flexible benefits plans as well as the Company’s defined contribution pension and savings plan. NEOs participate in these plans on the same basis as any other salaried employee of the Company. In addition, the NEOs are eligible to participate in the Company’s non-qualified Deferred Compensation Plan. Once the NEO reaches the IRS limit for contributions made to a 401(k) plan, he/she may continue to defer salary and annual incentive amounts (and remain eligible for standard company matching contributions) by directing such funds into the Deferred Compensation Plan. Investment returns on Deferred Compensation Plan balances are derived solely from individual directions made by the participants. Each participant has discretion over the funds in his/her account and can select from a broad group of externally-managed mutual funds. The Company provides neither a subsidy nor a guarantee of investment returns on these funds.

Executive life insurance, a whole life insurance policy with a basic death benefit of approximately three times salary, is also provided to the NEOs.  The Company pays the premium for this benefit.  During 2008, the Committee reviewed the Company’s Executive Retiree Medical Program and eliminated this benefit, with the exception of the one previously-retired employee who is a participant.

Perquisites

Frontier’s NEOs have access to certain perquisite benefits as a result of their position at the Company. The Company considers such perquisites as customary for executives at this level, and the perquisites do not typically represent a significant portion of an NEOs’ overall compensation. The Company provides these perquisites for reasons of convenience, personal security, competitiveness, business relationships and traditional practice.

Perquisites available to the NEOs include the following:

•	One social club, health club or country club membership

•	Executive life insurance, a whole life policy with premiums paid by the Company and a death benefit of approximately three times base salary

•
Use of Company aircraft for personal travel, provided that the executive must reimburse the Company for jet fuel and landing fees related to the flight (available to Messrs. Gibbs, Jennings and Aron only).  There was no personal use of Company aircraft by these senior executives in 2009.

•
Gross-up for taxes which result from spousal or family travel on Company aircraft if the purpose of the trip is business - limited to $15,000 per year for EVPs and above and $10,000 per year for VPs.  The gross-up for taxes in 2009 did not exceed $3,500 for any officer.

In valuing the perquisites included in the Summary Compensation Table, the Company uses the concept of “aggregate incremental cost” incurred by the Company in providing the perquisites.  The Company also provides relocation benefits (which are generally provided to all salaried employees of the Company), including gross-up for taxes resulting from relocation expenses paid by the Company but considered by the IRS as taxable income to the employee.

Determination of Total Compensation

The Committee is responsible for setting the NEOs’ total compensation and performs this role with assistance from the compensation consultant.  The process followed by the Committee in setting total compensation is very similar to the process followed in setting levels or amounts for each element of compensation (base salaries, annual incentives and long-term incentives).  The Committee uses the compensation consultant’s analysis of peer group companies, considers internal position comparisons, individual responsibilities, skills and experience and other such relevant factors that the Committee may wish to consider in its business judgment and discretion.

Individual performance is considered by the Committee in subjectively assessing executive performance and total compensation (particularly, in its review of the CEO’s performance).  However, the individual evaluations are not the primary determinant of the total compensation paid in any given year due to Frontier’s emphasis on performance-based pay and our use of Company-wide performance measures, such as net income generated compared to plan.  In terms of individual performance, the Company’s philosophy for hiring and retaining executives at this level is that they should exhibit considerable individual competence and should perform at a high level in their positions.

Analysis of Total Compensation

In the course of analyzing total compensation, the Committee considers the pay mix for each NEO.  For Frontier’s NEOs as a group, base salaries represented 31% of total compensation in 2009, annual incentives represented 25%, and long-term incentive awards represented 44%.

Frontier’s financial net income performance during 2009 exceeded the maximum target set for the 2009 plan with the result that there is a maximum payout under the net income component of the annual incentive plan and the long-term incentive plan.  Payout will be at maximum with respect to the component of the annual incentive plan and the long-term incentive plan that is based on ROCE compared to peer performance.  Performance was near the maximum level for the third measure under the annual incentive plan (the Company’s performance in Process Safety Management).  Performance remains to be determined for the third long-term incentive measure, which involves total shareholder return for the three-year period that runs through December 31, 2011.

In addition to base salaries, annual incentives, long-term incentives and Company contributions to defined contribution pension and savings plans (including the Deferred Compensation Plan), all seven NEOs are eligible for health and welfare benefits provided to all employees (medical insurance, basic life insurance, supplemental life insurance, long-term disability insurance and flexible benefits plans).  The Company also provides executive whole life insurance to the NEOs.

The material difference in the compensation packages of the NEOs primarily reflects their different positions and tenures within the organization.  The compensation of the CEO is driven by the same competitive and performance-related factors used to develop compensation levels for the other NEOs (and for many other positions within the Company).  The structure of the NEOs’ compensation packages are highly influenced by the Committee’s review of peer group compensation.  The Frontier NEOs have, on average, about 68% of their pay at risk based on Company performance – thus, actual compensation paid is significantly linked to the Company’s operating and financial results.  The total compensation for each of the NEOs is believed to be between the 25th percentile and the median for comparable positions within the peer group, with actual amounts paid being dependent primarily on Company performance.

Supplemental Table -- The following table provides additional analysis of the NEOs’ 2009 compensation:

Executive	2009 Base Salary	% Increase in 2009 Base Salary vs. 2008	2009 Annual Target Incentive Percentage	Increase in 2009 Target % vs. 2008	Percent of Total 2009 Compensation Considered “At Risk” (2)	Approximate Total Compensation Percentile vs. Peer Group
Mr. Gibbs, Chairman	$975,000	0%	100%	0%	50%	N/A
Mr. Jennings, CEO (1)	$775,000	72%	100%	30%	77%	25th
Mr. Eisman	$518,000	3.6%	70%	0%	72%	47th
Mr. Aron(1)	$380,000	85.4%	60%	20%	72%	44th
Mr. Bechtol	$342,000	3.6%	50%	0%	67%	38th
Ms. Zupan(1)	$325,000	10.2%	50%	0%	67%	49th
Mr. Galvin	$305,000	3.4%	50%	0%	68%	44th

(1)	Reflects promotions

(2)
“At Risk” Compensation represents the sum of annual incentive awards at target level plus the grant date present value of long-term incentive awards at target level divided by the sum of base salary plus annual incentive at target level plus the grant date present value of long-term incentive awards at target level as issued in 2009.

Equity Compensation Administration

The Company and the Committee have designed procedures for the Company’s equity compensation programs (long-term incentives) to be administered directly by the Committee with transparency and fairness.  The Committee retains all authority for granting equity-based compensation and sets exercise prices for all stock options at the closing price of the Company’s common stock on the New York Stock Exchange on the grant date, which is typically the date of the Committee’s February meeting.  Commencing with shareholder approval of the OICP in April 2006, all future shares issued by the Company for equity-based compensation will be issued from shareholder-approved plans.

2009 Equity Awards

In 2009, the Committee made equity awards in the form of restricted stock and performance stock units to 48 employees.  The restricted stock was awarded to aid in the retention of key employees and to recognize the significant decline in value of long-term incentives to these key employees.  The performance stock units give the employee a right to receive a certain number of shares of the Company’s stock if pre-established performance targets are achieved. For 2009, the performance targets were set as indicated on pages 19 through 23, and shares issuable from these performance stock units will be subject to either delayed vesting provisions (for Net Income and Relative ROCE measures) or a long-term performance period (for the TSR measure).  The grant date for the 2009 performance stock units coincided with the February 24, 2009 Compensation Committee meeting when those awards were approved.  The 2009 awards were granted with dividend rights such that, assuming an award is actually earned during the performance period, the recipient will be entitled to any dividends paid on the underlying share from initial grant date to vesting date.  These dividends will be accumulated by the Company and will be paid when the shares vest.

The Company also granted restricted stock in 2009 in partial payment of the annual bonuses received by employees based on the Company’s 2008 financial performance.  These restricted stock awards were granted March 25, 2009 and will vest over three years, 25% each in March 2010 and 2011, and 50% in March 2012.  Should termination of employment occur because of death, disability or retirement, the restricted stock outstanding becomes 100% vested.  Retirement means the termination of employment other than cause after the 55th birthday and with the consent of the Committee.  Otherwise, if the participant ceases to be an employee, the grantee’s restricted stock will be forfeited.

The Company’s general practice for granting equity awards (options, performance stock units, restricted stock units and restricted stock) has been to include dividend rights with the awards.  Thus, assuming an award is certified by the Committee as having been earned through performance, the recipient will be entitled to receive all dividends paid on the underlying share from initial grant date to vesting date.  The cash dividends are accumulated by the Company and paid at the time the award vests.

Stock Ownership Guidelines

The Committee has issued stock ownership guidelines for the Company’s officers and non-employee directors.  These guidelines create additional alignment of interests between management, directors and shareholders through share ownership.  Fifteen employees and six non-employee directors are subject to the shareholding guidelines, which are as follows:

Position	Shareholding Requirement
Chairman	1x Base Salary
Chief Executive Officer	3x Base Salary
Executive Vice President	2x Base Salary
Vice President (a)	1x Base Salary
Non-employee Director	5 times Annual Cash Retainer

(a)	Vice President of Frontier Oil Corporation or one of its subsidiaries

In addition to shares owned outright, an individual’s unvested restricted stock and restricted stock units qualify as shares owned for purposes of the shareholding guideline.  Newly-hired or promoted employees and newly-appointed non-employee directors have three years from their hire/promotion date to meet the guideline.  As of December 31, 2009, all employees and directors were either in compliance with the guideline or within their three-year grace period.  The Company has a policy that addresses hedging economic risk of ownership for shares owned by its officers and non-employee directors.  The policy does not permit the officers and non-employee directors to hedge the economic risk of ownership or pledge shares that are owned outright to meet the shareholding requirement.  Committee approval is required for any hedge and/or pledge transactions on shares held in excess of the shareholding requirement.

Management’s Role in Determining Compensation

The Committee establishes compensation for the NEOs using the recommendations of the compensation consultant which are largely based on peer group and survey compensation data.  The Committee has four scheduled meetings each year in which it addresses executive compensation and related issues.  These meetings are chaired by the Committee Chair, currently Mr. Bech, and attended by the Committee members, the compensation consultant (as needed), Mr. Gibbs, Mr. Jennings, and other officers (as needed).  The Committee meets in executive session without management present at the conclusion of every meeting.  Management has no authority to set NEOs’ compensation but does perform administrative work for the Committee in conjunction with Committee meetings.  Management also works with the compensation consultant at the direction of the Committee to develop compensation recommendations for consideration by the Committee. The compensation consultant does no other work for the Company or for management except to provide consulting services related to executive compensation levels and program design.

Severance Benefits

Change In Control Severance Benefit

Each NEO has an Executive Change in Control (“CIC”) Severance Agreement with the Company. Mr. Eisman’s CIC agreement terminated with his retirement on November 1, 2009.  These agreements provide income security following corporate transactions that may result in loss of employment. The Company believes that the Executive CIC Severance Agreements help to align management and shareholder interests in connection with potential CIC transactions.  The current Executive CIC Agreements were effective as of December 30, 2008 and amended and restated the previous Executive CIC Severance Agreements for these officers.

Under the Executive CIC Severance Agreements, no severance benefit accrues to the executive unless a CIC transaction is consummated.  A CIC transaction includes any transaction (merger, consolidation, tender offer or exchange offer) which results in any person or group becoming the beneficial owner of 25% or more of the Company’s voting securities. Other CIC triggers include a change in the majority composition of the Board of Directors, the sale or transfer of substantially all of the assets of the Company, or the liquidation or dissolution of the Company.

Each of the agreements initially has a three-year term.  However, if a CIC occurs during the term, (1) in the case of three covered executives (Messrs. Gibbs, Jennings and Aron) the agreement provides that it shall terminate 60 days after the first anniversary of the CIC date, and subject to their right to extend the term for a period of three years after the CIC, and (2) for the other NEOs, the agreement provides that it will terminate two years after the CIC.

The agreements generally provide that after a CIC and during the remaining term of the agreement the executive shall be entitled to continuation of base pay as in effect before the CIC, an annual bonus opportunity equal to a specified percentage of base salary, continuation of reward opportunities under incentive plans at comparable levels to those in existence before the CIC, and continuation of perquisites.

The level of severance benefits in these agreements was established by the Committee in consultation with the compensation consultant and legal counsel.  The primary factor considered in setting the level of benefit (in particular, the multiple of annual salary) was the competitive practice of similar companies.  We believe, based on input from the Committee’s advisors, that our Executive CIC Severance Agreements contain benefits similar to those in agreements used by our competitors.  We also believe that these agreements serve the important function of aligning management and shareholders in the face of a potential change in control transaction.

CIC severance benefits are generally payable in the event that, during the period that the agreement is in existence after the CIC, (1) the executive is terminated by the Company for a reason other than “Cause” (as defined in the agreement) or disability or (2) the executive terminates for certain specified reasons. “Cause” encompasses certain acts of dishonesty by the executive and the executive’s failure to devote full time efforts to the Company or abide by the confidentiality provisions of the agreement, if such failures result in material injury to the Company.  The specified reasons for which the executive may terminate include significant changes in the executive’s powers and duties, and reductions in the executive’s compensation and benefits.  The benefits are also generally payable in the event of a termination during the six months preceding a CIC for reasons that would have entitled the executive to benefits if the termination had occurred after the CIC while the agreement was in effect.

The agreements for the Company’s three most highly paid officers (Messrs. Gibbs, Jennings, and Aron) also include a walk-away provision.  The walk-away provision permits the executive to either (1) leave voluntarily within 60 days after the first anniversary of the CIC event and receive the remainder of his severance pay or (2) elect to extend the agreement to 36 months following a CIC event. The Company provided this benefit because these three officers are positioned to influence consummation of a CIC transaction, and the Company wanted to ensure that the executives would not be compromised by personal concerns regarding future employment in the face of a transaction that creates significant shareholder wealth.

Severance benefits payable to executives under the current Executive CIC Severance agreements are expressed as a multiple of annual base salary.  The severance payments provided under the Executive CIC Severance Agreements are reduced by any base salary and bonus payments paid for the period commencing after the CIC.

In the event of a NEOs’ death during the term of the agreement following a CIC event, the NEOs’ estate will receive a lump sum payment equal to the sum of the NEOs’ annual base salary and target annual incentives award, plus the fair market value of any equity compensation forfeited as a result of the executive’s death. In the event of a NEOs’ disability during this same period, the NEO will receive the full benefit of the agreement for the remainder of its term or through the period of disability, whichever is less.

The following table provides detail on the terms of individual Executive CIC Agreements for the NEOs:

Executive	Term of Agreement Following Change in Control Event (1)	Severance Payment as multiple of Salary	Walk-away Provision Following Change in Control
J. Gibbs	14 months	2 X	Yes
M. Jennings	14 months	6 X	Yes
D. Aron	14 months	6 X	Yes
C. Bechtol	24 months	4 X	No
N. Zupan	24 months	4 X	No
J. Galvin	24 months	4 X	No

(1)
The Executive CIC Severance Agreements for Messrs. Gibbs, Jennings and Aron have stated terms of 14 months, and during the 60 days after the first anniversary of the CIC event, the executive can leave voluntarily and receive the remainder of his severance pay or elect to extend the term of the agreement to 36 months following a CIC event.

The maximum cash payments payable by the Company to the NEOs under the Executive CIC Severance Agreements, assuming a CIC was consummated and the executive was terminated effective December 31, 2009, are summarized below.  As noted, in scenarios where a CIC occurred but the executive was not terminated on the CIC date, benefits payable to the executive would be reduced by base salary and bonuses paid for employment after the CIC.  The total pro forma CIC payments shown below represent approximately 2% of the Company’s December 31, 2009 market capitalization.

Named Executive Officer	Cash Payment	Value of Accelerated Vesting of Equity Awards (1)(2)	Total	Gross-Up for 280G Excise Taxes (3)	Total CIC Payments
J. Gibbs	$1,950,000	$1,361,652	$3,311,652	$0	$3,311,652
M. Jennings	$4,650,000	$3,061,314	$7,711,314	$1,882,449	$9,593,763
D. Aron	$2,280,000	$1,209,334	$3,489,334	$967,218	$4,456,552
C. Bechtol	$1,368,000	$1,312,613	$2,680,613	$0	$2,680,613
N. Zupan	$1,300,000	$1,411,834	$2,711,834	$0	$2,711,834
J. Galvin	$1,220,000	$1,129,075	$2,349,075	$0	$2,349,075
Total	$12,768,000	$9,485,822	$22,253,822	$2,849,667	$25,103,489

(1) Represents restricted stock and performance awards, deemed to be earned at maximum, that would vest upon a Change in Control.

(2) Dollar amounts shown are calculated using the Company’s closing stock price on December 31, 2009 of $12.04 per share.

(3)  Under the IRS Sections 280G/4999, if the present value of a CIC payment to an executive exceeds three times his/her average taxable compensation over the five most recent calendar years preceding the CIC, the executive is required to pay a 20% excise tax on the excess payment.  The Company will reimburse any of the above NEOs for the 280G excise tax imposed as a result of a CIC. The tax is calculated using Internal Revenue Service Revenue Procedure 2003-68.  This represents the sum of the discounted present value of the restricted stock options and 1% times the number of full months between the CIC date and the vesting date of the restricted stock/options.

Executive Severance Benefit

Each of the NEOs are also covered under a separate agreement that operates following employment termination unrelated to a CIC. Executive Severance Agreements were provided to the NEOs (and to other Company officers) in order to standardize termination benefits and provide a reasonable severance arrangement.  At his retirement, Mr. Eisman received this termination benefit as provided under his agreement.

These Executive Severance Agreements provide for continuation of base salary for a period of time (12 months for Vice Presidents and 18 months for Executive Vice Presidents and higher), payment of a pro-rated annual incentive amount during the year of termination, Company payment of COBRA health care premiums, outplacement assistance, vesting of all equity-based compensation awards held by the executive, and pro rata payment of performance awards.  The estimated cash costs incurred under these agreements if the Company were to terminate each of the NEOs as of December 31, 2009 are as follows:

Executive	Base Salary & Annual Incentive(2)	COBRA Premiums & Outplacement(3)	Total Cash Cost To Company	Value of Accelerated Vesting of Equity Awards(4)(5)	Total Severance Payments
J. Gibbs	N/A	N/A	N/A	N/A	N/A
M. Jennings	$1,937,500	$45,946	$1,983,446	$1,109,498	$3,092,944
P. Eisman(1)	$1,139,600	$50,168	$1,189,768	$860,922	$2,050,690
D. Aron	$798,000	$50,168	$848,168	$475,592	$1,323,760
C. Bechtol	$513,000	$31,762	$544,762	$629,969	$1,174,731
N. Zupan	$487,500	$38,445	$525,945	$822,982	$1,348,927
J. Galvin	$457,500	$38,445	$495,945	$560,281	$1,056,226

(1)	Effective November 1, 2009 at his retirement date.
(2)	Assumes executive is entitled to full year incentive payment at target level.
(3)	Outplacement assistance of up to $15,000 is provided under the agreement.
(4)	Represents restricted stock that would vest upon termination. Performance awards that are earned after termination would be payable on a pro-rata basis and are not included.
(5)
Dollar amounts shown are calculated using the Company’s closing stock price on December 31, 2009 of $12.04 per share, except for Mr. Eisman, which reflects the $13.05 per share price on the vesting date of the restricted stock.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has submitted the following report for inclusion in the Proxy Statement.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Members of the Compensation Committee:

Douglas Y. Bech, Chairman
Paul B. Loyd, Jr.
Michael E. Rose

February 23, 2010

REQUIRED COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the aggregate compensation earned by the Company’s NEOs during 2009.  For a narrative description of items contained in this Summary Compensation Table, please see sections titled “Compensation Program Components,” “Determination of Total Compensation” and “Analysis of Total Compensation” under the CD&A. These references and the footnotes below the table provide a more complete understanding of the information presented in this table.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total
James R. Gibbs Chairman	2009 2008 2007	$975,000 $975,000 $885,000	$1,780,978 $5,072,406 $4,455,933	$1,889,063 $0 $0	$240,492 $0 $0	$159,051 $156,001 $261,989	$5,044,584 $6,203,407 $5,602,922
Michael C. Jennings President & CEO	2009 2008 2007	$775,000 $450,000 $415,000	$2,072,523 $1,528,739 $1,719,944	$1,501,563 $165,816 $116,200	$64,226 $0 $0	$137,303 $93,548 $100,934	$4,550,615 $2,238,103 $2,352,078
W. Paul Eisman EVP / Operations(2)	2009 2008 2007	$453,250 $500,000 $430,000	$924,276 $1,207,003 $2,038,755	$585,214 $184,240 $421,400	$11,195 $0 $4,265	$104,299 $142,728 $97,908	$2,078,234 $2,033,971 $2,992,328
Doug S. Aron EVP & CFO	2009 2008 2007	$380,000 $205,000 $185,000	$930,494 $453,116 $490,366	$441,750 $0 $0	$6,587 $0 $0	$60,223 $43,586 $43,492	$1,819,054 $701,702 $718,858
J. Currie Bechtol VP/General Counsel	2009 2008 2007	$342,000 $330,000 $300,000	$869,181 $871,221 $766,739	$331,313 $0 $90,000	$79,845 $0 $5,997	$69,777 $77,018 $79,500	$1,692,116 $1,278,239 $1,242,236
Nancy J. Zupan VP/Chief Accounting Officer	2009 2008 2007	$325,000 $295,000 $280,000	$1,095,356 $622,139 $742,506	$314,844 $0 $112,000	$28,844 $0 $1,736	$51,409 $60,850 $56,631	$1,815,453 $ 977,989 $1,192,873
Jon D. Galvin Vice President	2009 2008 2007	$305,000 $295,000 $280,000	$794,636 $684,362 $531,953	$295,469 $0 $56,000	$101,097 $0 $39,593	$49,362 $55,011 $69,667	$1,545,564 $1,034,373 $977,213

(1)	Salary amounts shown are the actual amounts paid before withholding for taxes, employee contributions to savings, pension and deferred compensation plans or other payroll deductions.

(2)	Mr. Eisman retired effective November 1, 2009 and there is currently no successor to Mr. Eisman.

(3)
The grant date fair value is computed in accordance with FASB ASC 718.  Equity awards subject to a performance condition are valued at the actual outcome of the performance condition.  Please see Note 10 to the Notes to Consolidated Financial Statements included in the Company’s 2009 Annual Reports Filed on Form 10-K for additional disclosure about the Company’s equity-based compensation program including valuation assumptions.

(4)
The dollar amounts shown for Non-Equity Incentive Plan Compensation represent cash payments the Company made to each of these executives during the first quarter following the performance year under the Company’s annual incentive program.  For 2009 all annual incentives earned are payable in cash.  Participants in 2008 and 2007 received a minimum of 30% of the bonus in restricted stock (and the remainder in cash).  In 2009, the NEOs made the following voluntary elections to convert 2008 bonus payments to restricted stock (the election percentage refers to the amount of the total bonus that was elected to be converted to restricted stock): Mr. Gibbs (70%), Mr. Jennings (0%), Mr. Eisman (0%), Mr. Aron (70%), Mr. Bechtol (70%), Ms. Zupan (70%) and Mr. Galvin (70%).  In 2008, the NEOs made the following voluntary elections to convert cash incentive payments to restricted stock: Mr. Gibbs (70%), Mr. Jennings (50%), Mr. Eisman (0%), Mr. Aron (70%), Mr. Bechtol (40%), Ms. Zupan (30%) and Mr. Galvin (50%).  The amount of restricted stock received by the NEOs for these voluntary conversions was increased by 50% as compensation for illiquidity and as incentive to own the Company’s stock.

(5)
Amounts shown for Change in Pension Value and Nonqualified Deferred Compensation Earnings reflect executives’ “excess earnings” on Deferred Compensation Plan balances. Disclosure of such “excess earnings” is required, and this value is calculated as the amount by which actual earnings exceed pro forma earnings based on 120% of the applicable federal long-term rate (4.30%).  The Company did not subsidize or otherwise guarantee any executive’s Deferred Compensation Plan earnings. Amounts earned on the executives’ deferred compensation balances reflect gains or losses attributable to the executive’s investment directions. Additional detail on investment alternatives available within the Company’s Deferred Compensation Plan appears on pages 35.

(6)	Details of All Other Compensation are provided in the following table:

Name	Year	Company Contributions to 401(k) and Deferred Compensation Plans	Life Insurance Premiums	Club Dues	Tax Gross-Up For Aircraft Use	Total All Other Compensation
J. Gibbs	2009 2008 2007	$117,000 $117,000 $221,700	$31,525 $31,525 $31,525	$9,601 $7,353 $8,662	$925 $123 $102	$159,051 $156,001 $261,989
M. Jennings	2009 2008 2007	$124,752 $73, 227 $75,955	$6,336 $6,093 $5,852	$4,422 $12,603 $17,351	$1,793 $1,625 $1,776	$137,303 $ 93,548 $100,934
P. Eisman	2009 2008 2007	$81,900 $121,528 $80,960	$11,844 $11,844 $10,356	$7,450 $7,200 $4,813	$3,105 $2,156 $1,779	$104,299 $142,728 $97,908
D. Aron	2009 2008 2007	$45,100 $24,600 $33,718	$3,024 $2,908 $2,796	$11,103 $15,362 $6,978	$996 $716 $0	$60,223 $43,586 $43,492
C. Bechtol	2009 2008 2007	$41,040 $50,400 $53,472	$19,361 $18,616 $18,616	$9,217 $7,809 $7,279	$159 $193 $133	$69,777 $77,018 $79,500
N. Zupan	2009 2008 2007	$38,263 $48,545 $43,088	$6,556 $6,365 $6,123	$6,590 $5,940 $7,420	$0 $0 $0	$51,409 $60,850 $56,631
J. Galvin	2009 2008 2007	$36,050 $41,498 $55,640	$6,172 $5,935 $5,210	$7,140 $7,578 $8,365	$0 $0 $452	$49,362 $55,011 $69,667

Grants of Plan-Based Awards

The following table sets forth information concerning grants made to the Company’s NEOs in 2009.  For a narrative description of items contained in the Grants of Plan-Based Awards Table, please see “Compensation Program Components” under the CD&A.  This reference plus the following footnotes provide a more complete understanding of the information presented in the table.

Name	Grant Date	Date of Committee Authorization (1)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards ($) (5)
			Threshold ($) (2)	Target ($) (2)	Maximum ($) (2)	Threshold (#) (3)	Target (#) (3)	Maximum (#) (3)
J. Gibbs	2/24/09	2/24/09	—	—	—	—	—	—	—	—
	3/25/09	3/25/09							124,370	$1,780,978
M. Jennings	2/24/09	2/24/09	$387,500	$775,000	$1,550,000	74,830	99,736	124,670	42,744	$1,944,660
	3/25/09	3/25/09							8,929	$127,863
P. Eisman	2/24/09	2/24/09	$151,023	$302,046	$604,092	26,527	35,370	44,213	19,490	$782,207
	3/25/09	3/25/09							9,921	$142,069
D. Aron	2/24/09	2/24/09	$114,000	$228,000	$456,000	30,030	40,040	50,051	17,160	$780,707
	3/25/09	3/25/09							10,460	$149,787
C. Bechtol	2/24/09	2/24/09	$85,500	$171,000	$342,000	21,840	29,120	36,041	12,480	$567,788
	3/25/09	3/25/09							21,047	$301,393
N. Zupan	2/24/09	2/24/09	$81,250	$162,500	$325,000	20,202	26,936	33,671	11,544	$525,205
	3/25/09	3/25/09							39,815	$570,151
J. Galvin	2/24/09	2/24/09	$76,250	$152,500	$305,000	20,202	26,936	33,671	11,544	$525,205
	3/25/09	3/25/09							18,815	$269,431

(1)	Stock awards issued on February 24, 2009 and March 25, 2009 were authorized by the Committee on the same date.

(2)
Amounts in these columns reflect 2009 awards under the Company’s annual incentive program.  Actual payout under this plan was determined based on the Company’s performance against previously-established performance measures (Company net income, Return on Capital Employed compared to the refining peer group average and ROCE / Process Safety Achievement).

(3)
The share amounts shown in these columns reflect 2009 performance stock awards under the long-term incentive plan.  Actual payout under this plan is based on the Company’s performance against previously established performance measures (Company net income, Return on Capital Employed compared to the refining peer group average and three-year shareholder return vs. the refinery peer group).  See footnote 4 to the Summary Compensation Table on pages 30 and 31.

(4)
Amounts shown in this column represent Restricted Stock awards made February 24, 2009 as a component of the NEOs’ 2009 long-term incentive and Restricted Stock awards made March 25, 2009 as a component of the NEOs 2008 annual incentive.  In addition, Ms. Zupan received 21,000 shares as a performance bonus.  This stock vested 25% March 13, 2010, and will vest 25% on March 13, 2011 and 50% on March 13, 2012.  All the NEOs were paid a minimum of 30% of the value of their 2008 annual incentive payment in restricted stock.  Messrs. Gibbs, Aron, Bechtol, Ms. Zupan and Mr. Galvin elected to have an additional 70%, 70%, 70%, 70% and 70%, respectively, of their 2008 annual incentive payments converted to restricted stock.  As a result, Mr. Gibbs was granted 96,732 additional shares, Mr. Aron was granted 8,135 additional shares, Mr. Bechtol was granted 16,370 additional shares, Ms. Zupan was granted 14,634 additional shares, and Mr. Galvin was granted 14,634 additional shares.  These amounts include 32,244 shares for Mr. Gibbs, 2,712 shares for Mr. Aron, 5,487 shares for Mr. Bechtol, 4,878 shares for Ms. Zupan, and 4,878 shares for Mr. Galvin to be paid by the Company as a risk premium.  See footnote 4 to the Summary Compensation Table on pages 30 and 31.

(5)	The grant date fair value is computed in accordance with FASB ASC 718. Equity awards subject to performance condition are valued at the actual/expected outcome of the performance condition.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by the Company’s NEOs as of December 31, 2009:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Un-exercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)(2)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)(5)
J. Gibbs	147,976	0	0	$29.3850	4/26/2011	—	—	107,727	$1,357,199
M. Jennings	32,294	0	0	$29.3850	4/26/2011	92,151	$1,143,926	160,309	$1,979,991
P. Eisman	49,326	0	0	$29.3850	4/26/2011	—	—	78,385	$974,280
D. Aron	9,866	0	0	$29.3850	4/26/2011	39,501	$488,635	60,406	$745,108
C. Bechtol	19,730	0	0	$29.3850	4/26/2011	52,323	$647,949	55,856	$691,872
N. Zupan	14,798	0	0	$29.3850	4/26/2011	68,354	$844,689	48,219	$596,689
J. Galvin	14,798	0	0	$29.3850	4/26/2011	46,535	$576,121	46,706	$577,488

(1)	Amounts shown in these columns relate to stock options that were issued by the Company and were still outstanding as of December 31, 2009.

(2)	Options granted on April 26, 2006 with an exercise price of $29.3850 vested one-fourth on April 26, 2007, and one-fourth on April 26, 2008 and one-half on April 26, 2009.

(3)	These amounts relate to restricted stock and restricted stock units which have been issued and are not yet vested. The following table indicates vesting of these awards by date and by individual:

Name	Vest on 3/13/10	Vest on 6/30/10	Vest on 3/13/11	Vest on 6/30/11	Vest on 3/13/12	Total Unvested at 12/31/09
J. Gibbs	–	–	–	–	–	–
M. Jennings	20,506	19,007	20,850	5,952	25,836	92,151
P. Eisman	–	–	–	–	–	–
D. Aron	8,928	5,574	9,502	1,687	13,810	39,501
C. Bechtol	10,137	9,821	11,892	3,710	16,763	52,323
N. Zupan	16,947	7,579	15,570	2,579	25,679	68,354
J. Galvin	10,898	6,467	11,412	2,579	15,179	46,535

(4)	Dollar values shown are calculated using the Company’s closing stock price on December 31, 2009 of $12.04 per share and includes the amount of unpaid dividends accrued through December 31, 2009.

(5)
Dollar values and numbers of shares indicate the actual shares payable in relation to the stock performance unit granted during 2007 and the maximum shares payable in relation to performance stock units granted during 2008 and 2009.  The 2007 performance measure for the three-year shareholder return versus the refinery peer group terminated December 31, 2009, with actual performance of 1.19x versus a target of 1.05x, yielding a payout of 113.5%.  The Committee certified these results in February 2010 and stock was distributed.  Following certification of performance attainment by the Committee, the Company expects to issue restricted stock for the 2009 awards at maximum for two metrics (Company net income) and (Return on Capital Employed compared to the refinery peer group) which comprises two-thirds of the units granted.  The final performance measure (three-year total shareholder return versus the refinery peer group) will be assessed at the end of its performance period, which terminates December 31, 2010 for performance units granted in 2008 and December 31, 2011 for performance units granted in 2009.  Of the restricted stock issued for the two performance measures, vesting will occur 1/3rd June 30, 2010, 1/3rd June 30, 2011 and 1/3rd June 30, 2012.  See pages 22 and 23.

Option Exercises and Stock Vested During 2009

The following table reflects the stock options exercised and shares vested during 2009 for the NEOs:

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#) (1)	Value Realized On Exercise ($)(2)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(3)
J. Gibbs	–	$0	179,132	$2,603,317
M. Jennings	–	$0	47,281	$655,159
P. Eisman	–	$0	114,008	$1,545,627
D. Aron	–	$0	12,567	$174,401
C. Bechtol	–	$0	11,575	$159,733
N. Zupan	–	$0	21,361	$299,373
J. Galvin	–	$0	17,583	$244,958

(1)
Amounts reflect the gross number of stock option shares exercised, not reduced by the number of any shares tendered to the Company in return for payment of withholding tax or exercise price on behalf of the NEO.

(2)
Value Realized on Exercise reflects the value received by the executive net of the exercise price paid by the executive to the Company.  If the executive sold the shares on the day of exercise, the values presented are actual amounts received though the sale.  Otherwise, the values reflect the closing price of the Company’s stock on the date of exercise.

(3)
Dollar amounts shown in this column represent the value of Stock Awards that vested during the year; these are calculated using the closing price of the Company’s stock on the vesting date and includes the amount of dividends paid on the stock awards that vested during the year.

Pension Benefits

The Company does not sponsor a defined benefit pension plan that provides benefits to any of the NEOs.

The Company provides NEOs (and all salaried employees) with two forms of retirement benefit.  First, the Company makes matching contributions to employee 401(k) accounts up to 6% of the individual employee’s annual salary and cash incentive compensation. Second, the Company makes discretionary quarterly contributions to defined contribution pension accounts -- the Company’s 2009 pension contribution equaled 6% of each participating employee’s salary and cash incentive compensation.  For each of the NEOs in 2009, Company contributions in excess of the IRS’s 401(k) limits were made to the Deferred Compensation Plan described below.

Non-Qualified Deferred Compensation

The following table reflects contributions to, and year-end balances of, the Company’s Deferred Compensation Plan for the NEOs in 2009:

Name	Executive Contributions In the Last FY ($)	Registrant Contributions In the Last FY ($)(1)	Aggregate Earnings In the Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at the Last FYE ($)
J. Gibbs	$58,500	$90,804	$271,479	$0	$1,066,757
M. Jennings	$50,751	$98,556	$74,633	$0	$391,313
P. Eisman	$94,270	$55,704	$22,060	$0	$349,726
D. Aron	$7,600	$18,904	$8,249	$0	$60,154
C. Bechtol	$17,100	$14,844	$90,200	$0	$346,995
N. Zupan	$4,063	$12,067	$34,242	$0	$167,834
J. Galvin	$3,050	$9,854	$113,772	$0	$414,981

(1)	All amounts reported in this column were included in the Summary Compensation as annual compensation for the NEOs.

The Frontier Deferred Compensation Plan is a non-qualified plan (i.e. not qualified under Section 401 of the Internal Revenue Code).  This plan provides eligible employees (and directors) with the potential to defer salary and cash incentive compensation. It also functions as a spill-over plan allowing key employees to defer tax on income in excess of IRS limits on 401(k) contributions. Federal and state income taxes are generally not payable on income deferred into this plan until the subject cash is withdrawn from the plan.  Employer contributions to this plan are considered FICA wages and payroll taxes are collected accordingly. Eligibility in the plan is determined by the Committee and generally includes the officers of the Company and its subsidiaries as well as the independent directors.

Eligible executives may make salary deferral contributions between 1% and 60% of annual salary and may also defer up to 100% of annual incentive awards. Executives contributing to the Deferred Compensation Plan are eligible to receive a quarterly matching contribution up to 6% of their elective deferral once their eligible compensation exceeds the IRS 401(k) contribution limits.  In addition, the executives are eligible for a quarterly pension contribution from the Company of up to 6% of their eligible compensation (that amount in excess of IRS 401(k) compensation limits).  In order to receive the Company match and/or pension contribution, eligible executives must be employed by Frontier on the last day of the calendar quarter.

Participating executives and directors have full discretion over how their contributions are invested within the Deferred Compensation Plan.  The Company does not provide a subsidized return on any funds invested in this plan nor does the Company guarantee the executives’ investment returns on these funds. Fidelity Investments is the independent Plan Trustee and Investment Manager.  As of December 31, 2009, participants had the ability to direct contributions into all mutual funds within the Fidelity family of funds, and, approximately 33 of the mutual funds were utilized. The Deferred Compensation Plan is structured as a Rabbi Trust.

Compensation Risk Management Policies and Practices

The compensation policies and practices of the Company are applicable to all employees and administered by the Committee with the objective of providing transparency and fairness.  Compensation consists of a base salary or hourly rate and depending upon employment level an opportunity for annual incentives and long-term incentives.  No employee is compensated in any other form or allowed to earn compensation outside these programs.  Company-wide objectives are used to establish the performance measures used in both the annual and long-term incentives.  The 2009 performance measures are net income versus the plan, ROCE versus peers, actual process safety incident rates and three-year TSR versus peers.  Annual performance measures used at each refinery location also address refinery reliability versus top quartile industry performance and fixed operating costs versus the plan.  Refer to the discussion of performance measure used in both annual and long-term incentives in the compensation discussion and analysis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Although the Company does not have any formal written policy for the review of related party transactions, the Nominating & Corporate Governance Committee and the Audit Committee generally review and approve all transactions or series of related financial transactions, arrangements or relationships between the Company and any related party, including those that involve an amount that exceeds $120,000.  The Company reviews both its own financial records and the answers provided by its officers and directors on their annual officer and director questionnaires to gather information concerning related party transactions that may require disclosure in the proxy statement, specifically including any that exceed $120,000.  There were separate transactions in 2009 by Mr. Gibbs and Mr. Bech that are being reported as  related party transactions.  Mr. Gibbs, an officer and director, purchased $500,000 and Mr. Bech, a director, purchased $540,000 of the Company’s publicly traded debt in the open market in 2009.

COMMITTEE CHARTERS, CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Company has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines.  A copy of the Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the charters of the Audit Committee, Nominating & Corporate Governance Committee, and Compensation Committee of the Company’s Board of Directors, all of which have been adopted by the Company’s Board of Directors, can be found in the investor relations section of our website at www.frontieroil.com.  In addition, each of these items is available in print from the Company to any shareholder.  Requests for printed copies should be sent to the Company at the following address:  Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Bech, Loyd and Rose.  No member of the Compensation Committee of the Board of Directors of the Company was, during 2009, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

During 2009, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the Company’s copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10-percent beneficial owners were complied with except for a late Form 4 filing by each of Messrs. Jennings, Aron, Bechtol and Galvin and Ms. Zupan in February 2009 in connection with grants of restricted stock.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be included in the Proxy Statement relating to the Company’s 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by the Company no later than November 22, 2010 and must otherwise comply with the requirements of Rule 14a-8.

Proposals of shareholders submitted for consideration at the Company’s 2011 Annual Meeting (outside of the Rule 14a-8 process), in accordance with the Company’s bylaws, must be received by the Company by the later of 60 days before the 2011 Annual Meeting or 10 days after notice of such meeting is first published.  If such timely notice of a proposal is not given, the proposal may not be brought before the 2011 Annual Meeting.

In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors:

BOARD COMMUNICATIONS

Any communications by interested parties to directors of the Company should be mailed to the following address: Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.  All such communications will be reviewed initially by the Company’s Investor Relations Department.  The Investor Relations Department will relay all such communications to the appropriate director or directors, unless the Investor Relations Department determines that the communication:  does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors.  The Company’s Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.  Any such response will be made through the Company’s Investor Relations Department and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

MISCELLANEOUS

All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers.  All information relating to any beneficial owner of more than 5% of the Company’s common stock is based upon information contained in reports filed by such owner with the SEC.

By Order of the Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

March 22, 2010
Houston, Texas

ANNEX A

New York Stock Exchange director independence standards include the following:

(i)
A director who is an employee, or whose immediate family member (defined below) is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship.

(ii)
A director who receives, or whose immediate family member receives, more than $120,000 in any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after receiving more than $120,000 in such compensation in a 12-month period.

(iii)
A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

(iv)
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(v)
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

An “executive officer” means any person that would be an “officer” within the meaning of Rule 16(a)-1(f) under the Securities Exchange Act of 1934, as amended.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company.

ANNEX B

FIRST AMENDMENT
TO THE
FRONTIER OIL CORPORATION
OMNIBUS INCENTIVE COMPENSATION PLAN

WHEREAS, Frontier Oil Corporation (the “Company”) maintains the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan as provided herein;

NOW, THEREFORE, subject to the approval of this First Amendment by the stockholders of the Company at the 2010 annual meeting of stockholders of the Company, the Plan is hereby amended effective as of the date of such 2010 annual meeting as follows:

1.           Section 2, “Dividend Equivalent Rights” or “DERs” shall mean a contingent right to receive an amount of cash equal to the cash dividends paid by the Company with respect to a Share during the period a tandem Stock Unit Award is outstanding.

2.           Section 2, “Performance Criteria,” is amended to read as follows:

“Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary, division or operating unit:  net income per share, net income per share from operations, cash flow, cash flow per share, cash flow from operating activities, cash flow before financing activities, targeted cash balances, compliance with debt covenants, pre-tax income, return on capital employed, return on equity, return on assets, stock price, shareholder return, net income, operating income, earnings before interest, taxes, depreciation and amortization expenses, cost controls, reductions or savings, safety, refinery reliability, and economic value added.  Such targets may be expressed in terms of the Company, a Subsidiary, division or business unit, as determined by the Committee.  The performance measures shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement and permitted by Section 162(m), shall be subject to adjustment for specified significant extraordinary items or events.  In this regard, performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split.  Performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department thereof.  A performance goal need not be based upon an increase or positive result under a business criterion and may be based upon limiting economic losses or maintaining the status quo.

3.           Section 4(a) is amended to read as follows:

(a)           Shares Available.  Subject to adjustment as provided below and in Section 4(c), the maximum aggregate number of Shares that may be delivered with respect to Awards granted under the Plan shall be increased by 7,100,000 Shares so that when added to the Shares initially approved for delivery under the Plan, as adjusted by the 2 for 1 stock split, the total number of shares deliverable under the Plan shall be 18,783,077.  The “initial” 6,000,000 Share pool (adjusted for the 2 for 1 stock split) shall be subject to adjustment as follows:  with respect to each stock-denominated Award, other than an Option or SAR, granted from the initial pool, as adjusted, the number of Shares in such initial pool shall be reduced by 1.7 times the number of Shares subject to such Award.  The “new” 7,100,000 Share pool shall be subject to adjustment as follows: with respect to each stock-denominated Award, other than an Option or SAR, granted from the “new” pool, the number of Shares in the new pool shall be reduced by 1.6 times the number of Shares subject to such Award.  With respect to each Option or SAR granted under the Plan, whether granted under the initial pool or the new pool, the number of Shares in such pool shall be reduced on a 1.0 for 1.0 basis for each Share that is subject to such Award.  SAR Awards to be settled in Shares shall be counted in full against the number of Shares available for delivery under the Plan regardless of the number of Shares actually issued in settlement of any SAR.  If any stock-denominated Award is paid in cash, forfeited or otherwise lapses, expires, terminates or is canceled without the delivery of Shares, then the number of Shares subject to such Award, if not an Option or SAR, shall be added back to the Share pool from which Award was granted and be available for future Awards thereunder on the basis of 1.7 Shares or 1.6 Shares per Share subject to such Award, as applicable, and on a 1.0 for 1.0 basis if such Award was an Option or SAR.  With respect to a dollar-denominated Award that is paid in Shares, the Share pool shall be reduced by 1.7 times or 1.6 times the number of Shares delivered with respect to such dollar-denominated Award, based on the applicable pool from which the Award is satisfied.  Notwithstanding the foregoing, Substitute Awards granted in connection with a business acquisition made by the Company or a Subsidiary, whether an asset purchase, merger or stock acquisition, shall not reduce the number of Shares available in a Share pool.  In addition, Shares withheld or received by the Company to satisfy tax withholding or other payment obligations shall not again be available for future Awards.  Further, no more than 4,000,000 Shares may be granted and delivered with respect to Options that are Incentive Stock Options.  Shares shall be delivered first from the initial Share pool, as adjusted, and then from the new 7,100,000 Share pool.

4.           Section 6(a)(ii) is amended to read as follows:

(ii)           Time and Method of Exercise.  The Committee shall determine and provide in the Award Agreement the time or times at which an Option may be exercised in whole or in part, which may include the achievement of such Performance Criteria as the Committee may determine, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned by the holder, a “cashless-broker” exercise through a program approved by the Company, “netting” or withholding Shares otherwise deliverable on the exercise of the Option, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price of the Option) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

5.           Section 6(e) is amended to read as follows:

(e)           DERs.  To the extent provided by the Committee in its discretion, a DER may be granted in tandem with a Stock Unit.  To the extent so granted, the Committee may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), or be subject to such vesting provisions or restrictions as determined by the Committee in its discretion.  Absent a provision in the Stock Unit Award Agreement, tandem DERs shall be paid directly to the Participant within 30 days of the date the dividend is paid to stockholders.  DERs may not be granted alone or in tandem with any Award other than a Stock Unit.

6.           Section 8(a) is amended to read as follows:

(a)           With respect to an Award that is exempt from Section 409A, no amendment or action may be taken with respect to the Award that would cause such Award to become subject to Section 409A of the Code.  With respect to an Award that is subject to Section 409A, the terms of the Plan and Agreement shall be construed to comply with Section 409A to the extent applicable.  Further, no amendment or action may be taken with respect to such an Award that would cause the Award to fail to comply with the requirements of Section 409A of the Code.  If the payment of an Award would be subject to the provisions of Section 409A(a)(2)(B)(i) of the Code, such payment (i.e., the number of shares of Stock and/or cash subject to such Award) shall be delayed and paid in a lump sum (without interest) on the first business day that (i) is more than six months after the date such payment otherwise would have been made, (ii) after the Participant’s death, or (iii) such payment would not be subject to the additional tax provided by Section 409A, whichever is earliest.  The applicable provisions of Section 409A and the regulations and guidelines issued thereunder are hereby incorporated by reference and, with respect to an Award that is intended to comply with Section 409A, shall control over any Plan or Award Agreement provision in conflict therewith.

Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this First Amendment shall be read, taken and construed as one and the same instrument.

Executed this _______________, 2010, effective for all purposes as provided above.  If this amendment is not approved at the 2010 annual meeting of the stockholders of the Company, this amendment shall be void for all purposes.

Frontier Oil Corporation
By: ________________________________
Name: ________________________________
Title: ________________________________

PROXY CARD SAMPLE

FRONTIER OIL CORPORATION

Shareowner Services℠
P.O. Box 64945
St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:

01 Douglas Y. Bech
02 Michael C. Jennings
03 James H. Lee
04 Paul B. Loyd, Jr.
05 Franklin Myers
06 Michael E. Rose

☐ Vote FOR all nominees (except as marked)

☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

☐ For ☐ Against ☐ Abstain

☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED <u>FOR</u> EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FRONTIER OIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 28, 2010
9:00 a.m.

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002

FRONTIER OIL CORPORATION
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024-341

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2010.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Doug S. Aron and J. Currie Bechtol, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

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